Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

V99, INC.,

TELENAV99, Inc.

and

TELENAV, INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 2, 2020 (this “Agreement”), by and among Telenav, Inc., a Delaware corporation (the “Company”), V99, Inc., a Delaware corporation (“Parent”), and Telenav99, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub” and, together with Parent, the “Purchaser Parties”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 1.1 hereof.

RECITALS

WHEREAS, the Parties intend that Merger Sub be merged with and into the Company, with the Company being the surviving corporation on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share (collectively, the “Shares”, and each, a “Share”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”), not Beneficially Owned by the Purchaser Group (collectively, the “Unaffiliated Shares”) will be converted into the right to receive the Merger Consideration;

WHEREAS, the board of directors of the Company (the “Board”) acting upon the recommendation of a special committee of independent and disinterested directors previously appointed by the Board (the “Special Committee”), has unanimously (other than HP Jin and Samuel Chen), (i) determined that this Agreement and the Merger, are advisable and fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) approved this Agreement and the Merger; and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger (the “Company Recommendation”);

WHEREAS, the respective boards of directors of Parent and Merger Sub have each unanimously (i) determined that this Agreement and the Merger, are advisable and in the best interests of Parent, and Merger Sub, respectively, and their respective stockholders; and (ii) approved this Agreement and the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Company to enter this Agreement, certain members of the Purchaser Group are entering into a Voting and Support Agreement (the “Support Agreement”) with the Company pursuant to which, among other things, such stockholders have agreed to vote their Shares in accordance with instructions delivered to them by the Special Committee;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Company to enter this Agreement, Parent has delivered to the Company the Commitment Letter among Samuel Chen, Digital Mobile Venture Limited, HP Jin and Parent with respect to financing transactions contemplated hereby.

WHEREAS, each of the Purchaser Parties and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement (including any confidentiality agreement entered into prior to the date of this Agreement together with any amendment thereto), containing terms determined in good faith by any Independent Committee or its Representatives to be appropriate for transactions of the nature contemplated by an Acquisition Proposal; provided, for the avoidance of doubt, that an Acceptable Confidentiality Agreement need not prohibit the making or amendment of an Acquisition Proposal or otherwise prohibit compliance by the Company with any of the provisions of Section 6.3. Notwithstanding the foregoing, an “Acceptable Confidentiality Agreement” need not contain any “standstill” or other similar provisions.

“Acquired Companies” means the Company and each of the Company’s Subsidiaries.

“Acquisition Proposal” means, other than the Merger, any offer or proposal of any Third Party relating to (i) any acquisition or purchase, direct or indirect, of assets equal to 15% or more of the consolidated assets of the Acquired Companies or to which 15% or more of the consolidated revenues or earnings of the Acquired Companies are attributable or 15% or more of the total voting power of the equity securities of the Company; (ii) any tender offer or exchange offer that, if consummated, would result in such Third Party Beneficially Owning 15% or more of the total voting power of the equity securities of the Company; (iii) a merger, consolidation, statutory share exchange, business combination, sale of assets, liquidation, dissolution or other similar extraordinary transaction involving any of the Acquired Companies whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Acquired Companies or to which 15% or more of the consolidated revenues or earnings of the Acquired Companies are attributable; or (iv) any combination of the foregoing.

“Affiliate” has the meaning given to such term in Rule 12b-2 under the Exchange Act; provided, that (a) no Purchaser Party nor any other member of the Purchaser Group shall be deemed to be Affiliates of any of the Acquired Companies and (b) the Acquired Companies shall not be deemed to be Affiliates of any Purchaser Party or any other member of the Purchaser Group for any purpose hereunder.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Authority” shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Filings” has the meaning set forth in Section 6.7(b).

“Antitrust Laws” shall mean the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. § 41-58, as amended; and all other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or lessening of competition through merger or acquisition.

“Automatic Extension Conditions” has the meaning set forth in Section 8.1(b)(iii).

“Beneficially Owns” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Benefits Plan” means any (i) deferred compensation, bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; (ii) severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); (iii) profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); (iv) employment, retirement, termination, change in control or severance agreement; or (v) other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any ERISA Affiliate of the Company, or to which the Company or any ERISA Affiliate of the Company is party, whether written or oral, for the benefit of any employee of any of the Acquired Companies.

“Board” has the meaning set forth in the Recitals.

“Book-Entry Shares” has the meaning set forth in Section 3.1(d).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in San Francisco, California or in the City of New York are authorized or obligated by Law or executive order to close.

“Bylaws” means the Bylaws of the Company, as further amended from time to time.

“Cancelled Shares” has the meaning set forth in Section 3.1(c).

“Capitalization Date” has the meaning set forth in Section 4.2(a).

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136).

“Cash-Out RSU Award” has the meaning set forth in Section 3.5(b).

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as further amended from time to time.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificates” has the meaning set forth in Section 3.1(d).

“Change in Recommendation” has the meaning set forth in Section 6.3(d).

“Change in Recommendation Notice” has the meaning set forth in Section 6.3(d).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set forth in Section 5.14(a).

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Disclosure Letter” has the meaning set forth in Article IV.

“Company Employees” has the meaning set forth in Section 6.17.

“Company Equity Plan” means the Company’s 2019 Equity Incentive Plan, the Company’s 2009 Equity Incentive Plan, the Amended and Restated TeleNav, Inc. 2011 Stock Option and Grant Plan, and the Company’s 1999 Stock Option Plan.

“Company Equity Award” means an award of Stock Options or RSUs granted under any Company Equity Plan.

“Company ESPP Rights” has the meaning set forth in Section 3.6.

“Company Intellectual Property” has the meaning set forth in Section 4.14.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would be reasonably expected to have, a material adverse effect on: (a) the business, financial conditions, results of operations or assets of the Acquired Companies, taken as a whole, other than any such Effect resulting from (i) any change or prospective change in the market price or trading volume of the Common Stock or the credit ratings of the Company (but not any Effect underlying such change to the extent that such Effect would otherwise constitute a Company Material Adverse Effect), (ii) general economic conditions in the United States or any other country or region in the world (or changes in such conditions) or conditions in the global economy generally (or changes in such conditions), (iii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates or credit ratings in the United States or any other country; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (iv) changes in applicable Laws (or any interpretation or enforcement thereof) that are binding on any of the Acquired Companies, (v) changes in GAAP or regulatory accounting requirements (or any interpretation or enforcement thereof), (vi) geopolitical conditions (or changes in such conditions) or acts of war, outbreak of hostilities, sabotage, military actions, terrorism, civil unrest, protests, or riots (including any escalation or general worsening of any such acts of war, outbreak of hostilities, sabotage, military actions, terrorism, civil unrest, protests, or riots) in the United States or any other country or region in the world, (vii) changes in regulatory, legislative or political conditions in the United States or any other country or region in the world, (viii) the existence, occurrence or continuation of any force majeure event, including any earthquakes, floods, mudslides, hurricanes, tropical storms, nuclear incidents, pandemics, epidemics, or disease outbreaks (including COVID-19), quarantine restrictions, severe weather conditions, tsunamis, tornados, volcanic eruptions, fires or other natural disasters in the United States or any other country or region in the world (including any COVID-19 Measures), (ix) changes in conditions generally affecting the principal industry in which the Acquired Companies operate, (x) any failure by the Company to meet any analysts’ estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the Effects giving rise to or contributing to such failures may constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect), (xi) any matter disclosed on Section 4.9(b) of the Company Disclosure Letter, (xii) the execution and delivery of this Agreement and compliance by the Company with the terms of, or any action taken or not taken by any of the Acquired Companies that is expressly required by, this Agreement, or any action taken or not taken by or at the written request of a Purchaser Party, or the public announcement of this Agreement or the Merger, departures of officers or employees, changes in relationships with suppliers or customers or other business relations, in each case only to the extent resulting from the execution and delivery of this Agreement and the Merger; provided that any Effect resulting from any of the matters described in clauses (ii) through (ix) may be taken into account in determining whether or not there has been, or would reasonably expected to be, a Company Material Adverse Effect if, but only if, such Effect has a disproportionate adverse effect on the Acquired Companies, taken as a whole, as compared to other companies of a similar size in the industry in which the Acquired Companies operate (in which case, only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect), or (b) the ability of the Company to consummate the Merger or comply with its obligations under this Agreement, other than any such Effect resulting from any of the matters described in the immediately preceding clause (xii).

“Company Material Contracts” has the meaning set forth in Section 4.13(a).

“Company Material Leased Real Property” has the meaning set forth in Section 4.15(b).

“Company Material Real Property Lease” has the meaning set forth in Section 4.15(c).

“Company Meeting” has the meaning set forth in Section 6.6(b).

“Company Permits” has the meaning set forth in Section 4.11.

“Company Recommendation” has the meaning set forth in the Recitals.

“Company Related Party” or “Company Related Parties” has the meaning set forth in Section 8.2(f).

“Company RSU Award” means an award of one or more RSUs granted pursuant to a Company Equity Plan.

“Company SEC Reports” has the meaning set forth in Section 4.6(a).

“Company Stockholder Approval” has the meaning set forth in Section 4.16.

“Company Termination Fee” means an amount in cash equal to $3,500,000. However, the Company Termination Fee means an amount in cash equal to $2,000,000 if this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii), or by Parent pursuant to Section 8.1(d)(ii), in each case, in connection with a Superior Proposal from an Excluded Party.

“Contract” means any written or oral legally binding agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, license, sublicense, insurance policy, benefit plan or other legally binding commitment or undertaking of any nature.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act.

“Delaware Secretary of State” has the meaning set forth in Section 2.3.

“DGCL” has the meaning set forth in Section 2.1.

“Dissenting Shares” has the meaning set forth in Section 3.4(a).

“Effect” means any effect, event, fact, development, occurrence, circumstance, condition or change.

“Effective Time” has the meaning set forth in Section 2.3.

“Encumbrances” means liens, pledges, charges, encumbrances, claims, hypothecation, mortgages, deeds of trust, security interests, covenants, restrictions, rights of first refusal, defects, irregularities or imperfections in title, prior assignment, license, sublicense or other burdens, options or encumbrances of any kind or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing (any action of correlative meaning, to “Encumber”).

“Enforceability Exceptions” means any exceptions to the enforceability of any agreement under applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally or under principles of equity regarding the availability of remedies.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, joint venture syndicate, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any Law, Order or other requirement of Law, including common law, relating to the protection of the environment, the protection of human health or the manufacture, use, transport, treatment, storage, disposal, release or threatened release of Hazardous Materials.

“Equity Interests” has the meaning set forth in Section 6.1(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“ESPP” means the Company’s 2019 Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Fund” has the meaning set forth in Section 3.2(a).

“Excluded Party” means any Person or group of Persons from whom the Company, the Board (or any Independent Committee) or any of their respective Representatives has received a bona fide written Acquisition Proposal prior to the No-Shop Period Start Date that the Board (or any Independent Committee) determines in good faith (such determination to be made no later than three (3) Business Days after the No-Shop Period Start Date and after consultation with its financial advisor and outside legal counsel), constitutes or is reasonably likely to constitute or lead to a Superior Proposal; provided that any Person shall immediately and irrevocably cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall cease to apply with respect to such Person) if the Acquisition Proposal submitted by such Person is withdrawn or terminated (it being understood that a modification of an Acquisition Proposal submitted by such Person or group of Persons shall not, in and of itself, be deemed to be a withdrawal or termination of an Acquisition Proposal submitted by such Person or group of Persons).

“Final Exercise Date” has the meaning set forth in Section 3.6.

“Financial Advisor” has the meaning set forth in Section 4.20.

“Financing” has the meaning set forth in Section 5.14(a).

“Financing Source” has the meaning set forth in Section 5.14(a).

“Foreign Plan” means any: (a) plan, program, policy, practice, Contract or other arrangement of any Acquired Company mandated by a Governmental Entity outside the United States; (b) Benefits Plan that is subject to the Law of any jurisdiction outside the United States as a result of or in connection with being sponsored or maintained outside of the United States; or (c) Benefits Plan that is primarily for the benefit of any current or former employee, contract worker, advisor, officer, member of the board of directors or managers (or similar body) or other individual service provider of or to any of the Acquired Companies or any Affiliate of any Acquired Company, whose services are or have been performed primarily outside of the United States.

“GAAP” has the meaning set forth in Section 4.6(a).

“Governmental Entity” means any: (a) nation, state, commonwealth, province, territory, county, municipality, tribal territory, district or other jurisdiction of any nature; (b) U.S. federal, state, local or municipal, non-U.S. or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

“Hazardous Materials” means any toxic or hazardous material or substances; solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials; radioactive materials, including naturally occurring radioactive materials; and any other chemical, pollutant, contaminant, substance, or waste, including a petroleum or petroleum-derived substance or waste, that is regulated under any Environmental Laws, including any substance that would require remediation, clean-up, or other action if spilled or released.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. § 18a et seq., as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Indemnified Party” has the meaning set forth in Section 6.5(a).

“Independent Committee” means the Special Committee and, solely if the Special Committee no longer exists, any other committee of the Board composed solely of disinterested and independent directors who are (i) unaffiliated with the Purchaser Group and (ii) appointed by the Board (including by directors constituting at least a majority of the Unaffiliated Directors).

“Initial Termination Date” has the meaning set forth in Section 8.1(b)(iii).

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including rights in: (a) utility models, supplementary protection certificates, patents and applications for the same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (c) copyrights, moral rights, database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and (d) trade secrets, know-how, and rights in confidential information, including such rights in designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable.

“Intervening Event” means any material Effect with respect to the Acquired Companies taken as a whole that (A) was not, as of the date of this Agreement, known to or reasonably foreseeable to the Board or the Special Committee or if known to, or reasonably foreseeable to the Board or the Special Committee as of the date hereof, the material consequences of which were not known and reasonably foreseeable to the Board or the Special Committee as of the date hereof and (B) becomes known to or by the Board or the Special Committee prior to the receipt of the later of the Company Stockholder Approval and the Majority of the Minority Approval; provided, however, that in no event shall the following alone constitute an Intervening Event: (i) the receipt, existence or terms of any Acquisition Proposal or any matter relating thereto; or (ii) any change in the price, or change in trading volume, of the Common Stock or the fact that the Company meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the underlying causes giving rise to or contributing to such change or fact may be taken into account in determining whether an Intervening Event has occurred) or (iii) any matters generally affecting the industry in which the Company operates as a whole that have not had or would not reasonably be expected to have a disproportionate effect on the Acquired Companies.

“knowledge” means, with respect to any Acquired Company, the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Letter, and with respect to any Purchaser Party, “knowledge” means the actual knowledge of the executive officers of such Purchaser Party.

“Law” means any federal, state, provincial, local, municipal or foreign law, statute, ordinance, regulation, constitution, code, Order, requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Majority of the Minority Approval” has the meaning set forth in Section 4.16.

“Maximum Premium” has the meaning set forth in Section 6.5(c).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Stockholder Consent” has the meaning set forth in Section 5.2.

“NASDAQ” means the NASDAQ Capital Market.

“No-Shop Period Start Date” has the meaning set forth in Section 6.3(a).

“Notice Period” has the meaning set forth in Section 6.3(d).

“Order” means any order, writ, ruling, injunction, judgment, stipulation, determination, award or decree of or by a Governmental Entity.

“Organizational Documents” means, collectively, the Certificate of Incorporation and the Bylaws.

“other Party” means (a) when used with respect to the Company, the Purchaser Parties and (b) when used with respect to any or all of the Purchaser Parties, the Company.

“Paid Time Off” has the meaning set forth in Section 6.17.

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Letter” has the meaning set forth in Article V.

“Parent Material Adverse Effect” means any Effect that, individually or when taken together with all other Effects, prevents or materially impedes, or materially delays or would reasonably be expected to prevent or materially impede, or materially delay (i) the consummation by the Purchaser Parties of the Merger or (ii) the compliance by each of the Purchaser Parties of each of their respective obligations under this Agreement in any material respect.

“Parent Proposal” has the meaning set forth in Section 6.3(d).

“Parent Termination Fee” means an amount in cash equal to $3,500,000.

“Party” or “Parties” means a party or the parties to this Agreement, except as the context may otherwise require.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permitted Encumbrances” means (a) with respect to real property, Encumbrances consisting of easements, restrictive covenants, encroachments, rights-of-way and other similar restrictions or limitations or irregularities in, or exceptions to, title thereto which, individually or in the aggregate, do not materially detract from the value of, or impair the use of, such property by the Company or zoning, building code or planning restrictions or regulations imposed by Governmental Entities having jurisdiction over such real property, (b) Encumbrances for Taxes (i) not yet due and payable or (ii) the validity of which is being contested in good faith through appropriate proceedings for which adequate reserves required pursuant to GAAP have been made with respect thereto, (c) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising in the ordinary course of business securing amounts that are not past due, (d) non-exclusive licenses of Intellectual Property, (e) statutory or common law Encumbrances to secure landlords, lessors or renters under leases or rental agreements, and (f) other imperfections of title or encumbrance, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of any real property or tangible personal property of the Company to which they relate as currently used or operated.

“person” or “Person” means any individual, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), Entity or Governmental Entity.

“Policies” has the meaning set forth in Section 4.17.

“Pre-Closing Period” has the meaning set forth in Section 6.1.

“Preferred Stock” means the shares of preferred stock, par value $0.001 per share, of the Company.

“Proxy Statement” has the meaning set forth in Section 4.7.

“Purchaser Group” means each of the Purchaser Parties and any Affiliate of any of the Purchaser Parties, including HP Jin, Samuel Chen, Fiona Chang, Yi-Ting Chen, Yi-Chun Chen, Changbin Wang, and Digital Mobile Venture Limited, and any Affiliate of the foregoing or trust in which any of the foregoing are a beneficiary.

“Purchaser Parties” has the meaning set forth in the Preamble.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Relevant Matter” has the meaning set forth in Section 9.8(a).

“Representatives” means a Person’s directors, officers, other employees, agents, attorneys, accountants, consultants, advisors and representatives.

“RSU” means a restricted stock unit representing the right to vest in and be issued shares of Common Stock or cash equal to the fair market value per share of Common Stock, which vesting is based in whole or in part upon the attainment of performance goals or continued service of the holder, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.6(c).

“Schedule 13E-3” has the meaning set forth in Section 4.7.

“SEC” means the United States Securities and Exchange Commission.

“Second Termination Date” has the meaning set forth in Section 8.1(b)(iii).

“Section 16” has the meaning set forth in Section 6.9.

“Securities Act” means the Securities Act of 1933.

“Shares” has the meaning set forth in the Recitals.

“Special Committee” has the meaning set forth in the Recitals.

“Stock Option” has the meaning set forth in Section 3.5(a).

“Subsidiary” means, as to any Person, any Person (a) of which such first Person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power, (b) of which such first Person possesses directly or indirectly the right to elect a majority of the board of directors or Persons holding similar positions, (c) that would otherwise be deemed a “subsidiary” under Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act or (d) that is otherwise listed on Section 4.3 of the Company Disclosure Letter.

“Superior Proposal” means a bona fide written Acquisition Proposal which did not arise from a material breach of Section 6.3(b) (with all references to “15%” in the definition of Acquisition Proposal increased to “50%”) that the Board or any Independent Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, to be more favorable from a financial point of view to the holders of Unaffiliated Shares than the transactions contemplated hereby (including the Merger), in each case taking into account all financial considerations, the identity of the third party making such Superior Proposal, all legal and regulatory (including antitrust and CFIUS) considerations, the anticipated likelihood, timing and conditions thereof (including any financing condition or the reliability of any debt or equity funding commitments, any break-up fee, expense reimbursement provisions and conditions to consummation) and after taking into account any changes to this Agreement proposed by Parent in connection with the exercise of its rights in response to such Superior Proposal pursuant to Section 6.3(d); and all other factors and matters that the Board or any Independent Committee determines in good faith to be relevant.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation Common Stock” means the common stock, par value $0.001 per share, of the Surviving Corporation.

“Takeover Statutes” has the meaning set forth in Section 4.22.

“Tax” or “Taxes” means any federal, state, local or non-U.S. or other tax, charge, fee, duty (including customs duty), levy or assessment (however denominated) of any kind in the nature of a tax, including, but not limited to, any income, gross receipts, excise, estimated, real or personal property, sales, value added, franchise, withholding, social security, occupation, use, margin, environmental, workers’ compensation, service, service use, license, net worth, payroll, franchise, alternative, transfer or recording tax or fee, and including any interest, fines, penalties or additions thereto, whether disputed or not.

“Tax Return” means any report, return, claim for refund, estimate, schedule, statement, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to any Governmental Entity with respect to any Tax.

“Termination Date” has the meaning set forth in Section 8.1(b)(iii).

“Third Termination Date” has the meaning set forth in Section 8.1(b)(iii).

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than a member of the Purchaser Group or any of their respective Affiliates.

“Transaction Litigation” has the meaning set forth in Section 6.12.

“ Unaffiliated Director” shall mean a member of the Board who is not an employee of any of the Acquired Companies and who is (a) independent from the Purchaser Group, (b) not an Affiliate (including an employee, director or officer) of any member of the Purchaser Group, and (c) has not received any material consideration from any member of the Purchaser Group or entered into any agreement, arrangement or understanding (whether written or oral) to receive any material consideration from any member of the Purchaser Group.

“Unaffiliated Shares” has the meaning set forth in the Recitals.

“Underwater Stock Option” has the meaning set forth in Section 3.5(a).

“Unvested Company RSU Award” has the meaning set forth in Section 3.5(c).

Section 1.2. Other Definitional Provisions; Interpretation.

(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Articles, Sections, paragraphs, Exhibits and Schedules are to the Articles, Sections and paragraphs of, and Exhibits and Schedules to, this Agreement, unless otherwise specified.

(b) The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections of this Agreement in which such words occur.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.”

(d) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

(e) When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been made available if requested by the Party to which such information or documents are to be made available.

(f) The terms “or” “any” or “either” are not exclusive and the word “will” shall be construed to have the same meaning and effect as the word “shall.”

(g) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and shall not simply mean “if.”

(h) The term “dollars” and the symbol “$” mean United States Dollars.

(i) References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder, in effect as of the date of this Agreement.

ARTICLE II

THE MERGER

Section 2.1. The Merger. Subject to the terms and conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, the Company and Merger Sub shall consummate the Merger, pursuant to which (i) Merger Sub shall merge with and into the Company and the separate existence of Merger Sub shall thereupon cease and (ii) the Company shall continue its existence under the DGCL as the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue to be governed by the laws of the State of Delaware. The Merger shall have the effects set forth in this Agreement and the DGCL.

Section 2.2. Closing. Unless this Agreement shall have been terminated pursuant to Article VIII, the closing of the Merger (the “Closing”) will take place at the offices of Norton Rose Fulbright US LLP in San Francisco, California at 9:00 a.m., San Francisco, California local time (or such other place and time specified by the Parties), on a date to be specified by the Parties, which shall be no later than two Business Days after the satisfaction or waiver (subject to restrictions on waiver of Section 7.1(a)) of all of the conditions set forth in Article VII (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (the date on which the Closing takes place being the “Closing Date”).

Section 2.3. Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company and Parent shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Delaware Secretary of State or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4. Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation and the Bylaws of the Company in effect immediately prior to the Effective Time shall continue to be the certificate of incorporation and the bylaws of the Surviving Corporation, until thereafter amended, subject to Section 6.5, in accordance with their respective terms and applicable Law.

Section 2.5. Directors and Officers of the Surviving Corporation. The Parties shall take all necessary action such that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

ARTICLE III

CONVERSION OF SHARES

Section 3.1. Conversion of Capital Stock.

(a) At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Cancelled Shares, and (ii) Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof or the Company or the Purchaser Parties, be converted into the right to receive $4.80 in cash, without any interest thereon (the “Merger Consideration”).

(b) The common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share of the Surviving Corporation.

(c) All shares of Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time or that are owned by any member of the Purchaser Group immediately prior to the Effective Time (collectively, “Cancelled Shares”) shall, at the Effective Time, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) At the Effective Time, each share of Common Stock converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) shall automatically cease to exist and the holders immediately prior to the Effective Time of shares of outstanding Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represent shares of outstanding Common Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Common Stock other than the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration for each such share of Common Stock held by them.

(e) If at any time between the date of this Agreement and the Effective Time any change in the number of outstanding shares of Common Stock shall occur as a result of a reclassification, reorganization, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a) shall be equitably adjusted to reflect such change.

Section 3.2. Exchange of Certificates Representing Common Stock; Payments.

(a) As soon as reasonably practicable after the execution of this Agreement, Parent shall designate the Company’s transfer agent or a U.S.-based bank or trust company to act as paying agent hereunder (the “Paying Agent”), the identity and the terms of appointment of which shall be reasonably acceptable to the Company, for the purpose of exchanging Certificates and Book-Entry Shares for the Merger Consideration. Prior to the Effective Time, Parent and the Exchange Agent shall enter into an exchange agent agreement on customary terms, which terms shall be in form and substance reasonably acceptable to the Company. Immediately prior to the Effective Time, the Purchaser Parties shall deliver or cause to be delivered, in trust, to the Paying Agent, for the benefit of the holders of shares of Common Stock at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration to be paid pursuant to this Section 3.2 in exchange for all outstanding shares of Common Stock immediately prior to the Effective Time (other than (x) Cancelled Shares and (y) Dissenting Shares) (such cash amounts being hereinafter referred to as the “Exchange Fund”). Parent or the Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of the shares of Common Stock for the Merger Consideration. The Purchaser Parties’ obligation to deliver to the Paying Agent sufficient funds for timely payment of the aggregate Merger Consideration to be paid pursuant to this Section 3.2 in exchange for all outstanding shares of Common Stock immediately prior to the Effective Time (other than (x) Cancelled Shares and (y) Dissenting Shares) shall be joint and several.

(b) As promptly as practicable after the Effective Time (and in any event not later than the second Business Day following the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1: (i) a letter of transmittal, which shall be in customary form and shall specify that delivery of such Certificates or Book-Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent, upon adherence to the customary procedures set forth in the letter of transmittal; and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration to which the holder thereof is entitled. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Paying Agent together with such letter of transmittal, duly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor cash, in the amount (after giving effect to any required withholding of Taxes) equal to (1) the number of shares of Common Stock formerly represented by such Certificate multiplied by (2) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. As promptly as practicable after the Effective Time, the Paying Agent shall issue and deliver to each holder of Book-Entry Shares a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 3.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a stock certificate or letter of transmittal to the Paying Agent; provided, that an “agent’s message” has been previously delivered to the Paying Agent regarding such Book-Entry Shares, and such Book-Entry Shares shall then cease to represent any right to receive the Merger Consideration hereunder. No interest shall be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book-Entry Share or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(c) The Exchange Fund shall be invested by the Paying Agent as directed by Parent, or after the Effective Time, the Surviving Corporation; provided that any such investments shall be in securities issued or directly and fully guaranteed or insured as to principal and interest by the United States government or any agency or instrumentality thereof and having maturities of not more than one month from the date of investment. Earnings on the Exchange Fund shall be the sole and exclusive property of the Surviving Corporation and shall be paid to the Surviving Corporation. No investment of the Exchange Fund shall relieve any of the Purchaser Parties, the Surviving Corporation or the Paying Agent from making the payments required by this Article III, and following any losses from any such investment (or any other circumstance in which the Exchange Fund diminishes below the level required for the Paying Agent to promptly pay the cash amounts contemplated by Section 3.1, or all or any portion of the Exchange Fund is unavailable for Parent (or the Paying Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 3.1 for any reason), the Purchaser Parties shall promptly provide, or shall cause to be promptly provided, additional funds to the Paying Agent for the benefit of the holders of shares of Common Stock at the Effective Time in the amount of such losses (or in the amount necessary to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Exchange Agent to make the payments contemplated by Section 3.1), which additional funds shall be deemed to be part of the Exchange Fund.

(d) Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) with the objective that the Paying Agent shall transmit to DTC or its nominees no later than the first (1st) Business Day after the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of shares of Company Common Stock (other than (x) Cancelled Shares and (y) Dissenting Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (ii) the Merger Consideration.

(e) At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration with respect to the Common Stock formerly represented thereby pursuant to this Article III, except as otherwise provided by Law.

(f) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for twelve months after the Effective Time shall be delivered, upon demand, to Parent, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book-Entry Shares shall thereafter look only to Parent for payment of their claim for Merger Consideration in respect thereof.

(g) Notwithstanding the foregoing, none of the Paying Agent, Parent, Merger Sub, the Surviving Corporation or the Company, or any stockholder, partner, member, Representative or Affiliate thereof, shall be liable to any Person in respect of cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration in respect thereof.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to the Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

Section 3.3. Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation, its Subsidiaries and the Paying Agent shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or any provision of any other applicable Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3.4. Shares of Dissenting Stockholders.

(a) Notwithstanding any provision of this Agreement to the contrary, all shares of Common Stock that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and held by holders who shall neither have voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected, and not effectively withdrawn or lost, their statutory rights of appraisal in respect of such shares of Common Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder who holds any Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL or, pursuant to the terms of this Section 3.4, to receive payment of the Merger Consideration as provided in Section 3.1(a). Such holders of the Dissenting Shares shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares, unless and until such holder fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or otherwise loses such rights to receive payment of the fair value of such holder’s shares of Common Stock under Section 262 of the DGCL or if a court of competent jurisdiction determines that such holder is not entitled to the appraisal provided by Section 262 of the DGCL. If, after the Effective Time, such holder of the Dissenting Shares fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or loses such right or if a court of competent jurisdiction determines that such holder is not entitled to the appraisal provided by Section 262 of the DGCL, such Dissenting Shares shall thereupon be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest thereon.

(b) The Company will give Parent (i) prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law that are received by the Company related to the stockholders’ rights of appraisal; and (ii) the opportunity to participate in all negotiations and proceedings with respect to such notices and demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned, or delayed), make any payment with respect to any demands for appraisal, or offer to settle or settle any such demands.

Section 3.5. Treatment of Stock Options and Other Stock-Based Compensation.

(a) Stock Options. No option to acquire shares of Common Stock (each, a “Stock Option”) will be assumed by Parent. The Company shall take all requisite action so that, at the Effective Time, each Stock Option that is outstanding and unexercised as of immediately prior to the Effective Time, shall become immediately vested and be, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and extinguished, and converted automatically into the right to receive at the Effective Time an amount in cash, without interest, equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price under such Stock Option, and (ii) the total number of shares of Common Stock subject to such Stock Option as of immediately prior to the Effective Time, less any taxes required to be withheld; provided, however, that any Stock Option for which its per share exercise price is greater than the Merger Consideration (an “Underwater Stock Option”) will be cancelled and terminated at the Effective Time for no consideration;

(b) Vested Company RSU Awards. At the Effective Time, each Company RSU Award (or portion thereof) that is outstanding and vested as of immediately prior to the Effective Time but for which the shares of Common Stock issuable with respect thereto have not yet been delivered immediately prior to the Effective Time (after giving effect to any acceleration provided under the terms of the Company Equity Plan, the applicable Company RSU Award agreement and any other written agreement between the holder of such Company RSU Award and an Acquired Company governing any vesting terms of such Company RSU Award) shall, by virtue of the Merger and without any action on the part of the holder thereof be cancelled and converted into the right to receive, at the Effective Time, an amount in cash, without interest, equal to the Merger Consideration for each share of Common Stock otherwise deliverable in settlement of such vested Company RSU Award (or portion thereof), less any taxes required to be withheld.

(c) Unvested Company RSU Awards. At or prior to the Effective Time, the Company shall take all requisite action so that, at the Effective Time, unless otherwise provided for in written agreements entered into after the start of the No Shop Period and prior to the Closing Date between Parent and no more than twelve (12) individuals that hold Unvested Company RSU Awards, and each Company RSU Award (or portion thereof) that is unvested, outstanding and unsettled immediately prior to the Effective Time (after giving effect to any acceleration provided under the terms of the Company Equity Plan, the applicable Company RSU Award agreement and any other written agreement between the holder of such Company RSU Award and an Acquired Company governing any vesting terms of such Company RSU Award) (each, an “Unvested Company RSU Award”) shall be cancelled and converted into the unfunded, unsecured right (the “Cash-Out RSU Award”) to receive an amount in cash, without interest, equal the Merger Consideration (less any taxes required to be withheld), subject to the holder’s satisfaction of any time-based vesting terms (including any accelerated vesting in connection with a termination of service) that applied with respect to the underlying Company RSU Award immediately prior to the Effective Time. Each Cash-Out RSU Award shall continue to have, and shall be subject to, the same terms and conditions (including time vesting conditions and, if applicable, any accelerated vesting in connection with a termination of service) that applied to the underlying Unvested Company RSU Award immediately prior to the Effective Time, except that the Surviving Corporation may modify terms rendered inoperative by reason of the transactions contemplated by this Agreement, or as necessary or appropriate to reflect that the Surviving Corporation’s securities are not publicly traded, or for such other immaterial administrative or ministerial changes as in the reasonable and good faith determination of the Surviving Corporation are appropriate to effectuate the administration of the Cash-Out RSU Award.

(d) Resolutions and Other Company Actions. At or prior to the Effective Time, the Company, the Company Board, and the compensation committee of such board, as applicable, shall (i) adopt any resolutions and take any actions (including obtaining any employee consents) that may be reasonably necessary to effectuate the provisions of paragraphs Section 3.5(a), Section 3.5(b) and Section 3.5(c) of this Section 3.5, and to ensure that, from and after the Effective Time, the holders of Stock Options or Company RSU Awards have no rights with respect thereto other than those specifically provided in this Section 3.5, if any, and (ii) deliver written notice to each holder of a Stock Option or Company RSU Award informing such holder of the effect of the Merger on the Stock Option or Company RSU Award, as applicable. All Company Equity Plans will terminate as of the Effective Time, and the Company will take all action necessary to effect the foregoing.

Section 3.6. Treatment of ESPP. As soon as practicable after the date of this Agreement, the Company shall take all action that may be necessary to provide that: (a) no new offering period or purchase period (or similar period during which shares may be purchased) shall commence under the ESPP following the date of this Agreement; (b) participants in the ESPP as of the date of this Agreement may not increase their payroll deductions under the ESPP from those in effect on the date of this Agreement; and (c) no new participants may commence participation in the ESPP following the date of this Agreement. Without limiting the foregoing, as soon as reasonably practicable after the date of this Agreement (but in any event prior to the Closing), the Company shall take such action as may be necessary to: (i) cause any offering period or purchase period (or similar period during which shares may be purchased) in progress under the ESPP as of the date of this Agreement to be the final such period under the ESPP and to be terminated no later than three Business Days prior to the anticipated Closing Date (the “Final Exercise Date”); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period (or similar period), but otherwise treat such shortened offering or purchase period (or similar period) as a fully effective and completed offering or purchase period for all purposes under the ESPP; (iii) cause each participant’s then-outstanding share purchase right under the ESPP (the “Company ESPP Rights”) to be exercised as of the Final Exercise Date; and (iv) terminate the ESPP as of the Effective Time. On the Final Exercise Date, the funds credited as of such date under the ESPP within the associated accumulated payroll withholding account for each participant under the ESPP shall be used to purchase shares of Common Stock in accordance with the terms of the ESPP (as amended pursuant to this Section 3.6), and each share purchased thereunder immediately prior to the Effective Time shall be canceled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with Section 3.1(a), less any Taxes required to be withheld in accordance with Section 3.3. Any accumulated contributions of each participant under the ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase shares in accordance with the terms and conditions of the ESPP (and consistent with this Section 3.6), be refunded to such participant as promptly as practicable following the Final Exercise Date (without interest). No further Company ESPP Rights shall be exercised under the ESPP after the Final Exercise Date. The Company shall provide timely notice to participants of the setting of the Final Exercise Date and the termination of the ESPP in accordance with the terms of the ESPP.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the corresponding sections or subsections of disclosure letter dated as of the date of this Agreement and delivered by the Company to the Purchaser Parties (the “Company Disclosure Letter”), or (ii) as disclosed in the Company SEC Reports (including all exhibits and schedules thereto publicly filed with the SEC) filed with or furnished to the SEC on or after January 1, 2019 and publicly available prior to the date of this Agreement (excluding any disclosures set forth in any such Company SEC Reports in any risk factor section, any forward-looking statement disclosure or any other statements that are predictive or cautionary in nature, in each case other than current or historical facts included therein), the Company represents and warrants to each Purchaser Party as follows:

Section 4.1. Organization. Each of the Acquired Companies is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Acquired Companies is duly qualified or licensed to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction in which it currently conducts business and the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.2. Capitalization.

(a) At the close of business on September 30, 2020 (the “Capitalization Date”), the authorized capital stock of the Company consists of: (i) 600,000,000 shares of Common Stock, of which 47,822,790 shares were issued and outstanding, and (ii) 50,000,000 shares of Preferred Stock, of which no shares are issued and outstanding. As of the Capitalization Date, the Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the Acquired Companies holds any shares of Common Stock or any rights to acquire shares of Common Stock. There is no Contract to which any Acquired Company is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Common Stock. As of the Capitalization Date, the Company Equity Plans are the only stock option, stock incentive or equity compensation plan or agreement sponsored or maintained by any of the Acquired Companies.

(b) At the close of business on the Capitalization Date: (i) 1,615,274 shares of Common Stock were subject to issuance pursuant to outstanding Stock Options; (ii) 2,195,036 shares of Common Stock were reserved for future issuance pursuant to the ESPP; (iii) 4,042,490 shares of Common Stock were subject to issuance and/or delivery pursuant to RSUs (of which 1,495,000 shares were subject to issuance and/or delivery pursuant to performance-based RSUs); (iv) no shares of restricted Common Stock are outstanding; (v) no shares of Common Stock were subject to stock appreciation rights, whether granted under the Company Equity Plan or otherwise; (vi) no Stock Options or RSUs were outstanding other than those granted under the Company Equity Plan; and (vii) 4,796,459 shares of Common Stock were reserved for future issuance pursuant to future awards not yet granted under the Company Equity Plan. As of the date of the Agreement, the Company has made available to Parent accurate and complete copies of all equity-based plans or, if not granted under an equity plan, such other Contract, pursuant to which any stock options, stock appreciation rights, restricted stock units, deferred stock units or restricted stock awards (including all outstanding Company Equity Awards, whether payable in equity, cash or otherwise) are currently outstanding, and the forms of all stock option, stock appreciation right, restricted stock unit, deferred stock unit and restricted stock award agreements evidencing such stock options, stock appreciation rights, restricted stock units, deferred stock units or restricted stock awards (whether payable in equity, cash or otherwise). To the knowledge of the Company, no grants of any Stock Options involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).

(c) Other than the Company Equity Awards, as of the date hereof, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other securities of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any securities or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries. All outstanding shares of Common Stock, all outstanding Company Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(d) There are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of Common Stock, Company Equity Awards or any outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company. Other than the Support Agreements, neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any shares of Common Stock, Company Equity Award or any outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company.

(e) From the Capitalization Date until and including the date hereof, the Company has not issued or granted any shares of capital stock or other securities or entered into any other agreements or commitments to issue any shares of capital stock or other securities, or granted any other awards in respect of any shares of its capital stock (other than shares issued in accordance with the terms of Company Equity Awards or any warrant or other convertible security exercised or settled after the Capitalization Date), and has not split, combined or reclassified any of its shares of capital stock.

Section 4.3. Company Subsidiaries. All the outstanding shares of capital stock, voting securities of, and other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Acquired Company or by the Company and another Acquired Company, free and clear of (a) all Encumbrances (other than Permitted Encumbrances) and (b) any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except, in the case of the foregoing clauses (a) and (b), as imposed by this Agreement, the Organizational Documents (or equivalent organizational documents) of any of the Acquired Companies or applicable securities Laws. No Acquired Company owns any shares of capital stock or voting securities of, or other equity interests in, any Person other than the Acquired Companies.

Section 4.4. Authorization; Validity of Agreement; Company Action.

(a) Assuming the accuracy of the representations in Section 5.7, the Company has the requisite corporate power and authority to execute and deliver this Agreement, and, subject to obtaining the Company Stockholder Approval, to consummate the Merger and the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the transactions contemplated hereby, have been duly authorized by the Board. Assuming the accuracy of the representations in Section 5.7, except for obtaining the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Merger and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, subject to the Company Stockholder Approval (assuming due and valid authorization, execution and delivery hereof by each of the Purchaser Parties and assuming the accuracy of the representations in Section 5.7), is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(b) The Special Committee is composed of three members of the Board who are Unaffiliated Directors. The Board, at a meeting duly called and held, and acting upon the recommendation of the Special Committee (as determined in good faith, after consultation with its financial advisor and outside legal counsel), (other than HP Jin and Samuel Chen) has unanimously (i) determined that this Agreement, the Merger and the transactions contemplated hereby are advisable and in the best interests of, and fair to, the Company’s stockholders; (ii) approved this Agreement and the Merger; and (iii) resolved to recommend that the stockholders of the Company adopt the Merger Agreement and approve the Merger. The Board, acting upon the recommendation of the Special Committee, has directed that this Agreement be submitted to the stockholders of the Company at the Company Meeting for their adoption.

Section 4.5. Consents and Approvals; No Violation.

(a) Except for (i) compliance with the applicable requirements of the Securities Act and the Exchange Act (including the filing of the Schedule 13E-3 and the Proxy Statement, and the filing of one or more amendments to the Schedule 13E-3 and such Proxy Statement to respond to comments of the SEC, if any, on such documents), (ii) compliance with the rules and regulations of NASDAQ, (iii) the filing of the Certificate of Merger, (iv) compliance with any applicable foreign or state securities or “blue sky” laws, (v) all required Antitrust Filings and termination or expiration of any waiting periods thereunder or (vi) such filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not have a Company Material Adverse Effect, and assuming the accuracy of the representations in Section 5.3(a), neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Merger will require on the part of the Company any filing or registration with, notification to, or authorization, consent or approval of any Governmental Entity.

(b) Assuming the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 4.5(a) have been made or obtained (or waiting periods have terminated or expired) and subject to the receipt of the Company Stockholder Approval, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Merger will (i) violate any provision of the Organizational Documents (or equivalent organizational documents) of any of the Acquired Companies, (ii) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the respective properties or assets of any of the Acquired Companies under, any of the terms, conditions or provisions of any Company Material Contract, or (iii) assuming the accuracy of the representations in Section 5.7 and the obtainment of the Company Stockholder Approval, violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, except, in each case of clauses (ii) or (iii), for such violations, breaches, defaults, terminations, cancellations, accelerations or Encumbrances that would not have a Company Material Adverse Effect.

Section 4.6. SEC Reports; Internal Control.

(a) The Company has filed or furnished all reports and other documents with the SEC required to be filed or furnished by the Company since July 1, 2018 (such documents, together with any current reports filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Reports”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment (and in the case of registration statements and proxy statements, on the date of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Reports (a) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (b) except to the extent that information contained in such Company SEC Reports has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Report, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes, where applicable) of the Company included in the Company SEC Reports was prepared in all material respects in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, and except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended, except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto).

(b) The Company is in compliance in all material respects with: (i) the applicable rules and regulations of NASDAQ and (ii) the applicable listing requirements of NASDAQ.

(c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations promulgated thereunder. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The management of the Company completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended June 30, 2020, and such assessment concluded that as of June 30, 2020 such controls were effective. The Company’s principal executive officer, principal accounting officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board (x) all significant deficiencies, if any, in the design or operation of internal control over financial reporting which are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial data and have identified to such auditors any material weaknesses in internal controls and (y) to the knowledge of the Company, any fraud, whether or not material, that involves management or other employees of the Company or any of the Subsidiaries who have a significant role in the Company’s internal control over financial reporting.

Section 4.7. Proxy Statement; Other Information. Subject to the last sentence of this Section 4.7, the information supplied by the Company for inclusion in the proxy statement (the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company and the transaction statement on Schedule 13E-3 to be filed with the SEC with respect to the Merger (the “Schedule 13E-3”) will not, at the respective times when such are filed with the SEC or are first mailed to the stockholders of the Company, as the case may be, or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13E-3 will each comply as to form in all material respects as of the date of its first use with the requirements of the Exchange Act. No representation is made by the Company with respect to statements made in the Proxy Statement or the Schedule 13E-3 based on information supplied, or required to be supplied, by or on behalf of any Purchaser Party or any of their Affiliates for inclusion or incorporation by reference therein.

Section 4.8. No Undisclosed Liabilities. Except for (a) liabilities incurred in the ordinary course of business and consistent with past practices since June 30, 2020, (b) liabilities disclosed in or reflected or reserved against in the Company’s consolidated financial statements (or notes thereto) included in the Company SEC Reports, (c) liabilities arising under this Agreement or in connection with the Merger or for performance of obligations under Contracts binding upon the Acquired Companies or applicable Law, (d) liabilities which have been discharged or paid in full in the ordinary course of business and consistent with past practices, (e) other liabilities that are otherwise the subject of any other representation or warranty contained in this Article IV, and (f) liabilities or obligation that have not had or would not reasonably expected to have, individually, or in the aggregate, a Company Material Adverse Effect, none of the Acquired Companies has any liabilities or obligations of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise .

Section 4.9. Absence of Certain Changes. Since June 30, 2020, except for actions or omissions taken by or at the direction of any Purchaser Party or except as expressly required by this Agreement:

(a) the business of the Acquired Companies has been carried on and conducted in all material respects in the ordinary course of business consistent with past practices;

(b) there has not been any Company Material Adverse Effect; and

(c) there has not been any action taken by any of the Acquired Companies that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a material breach of any covenants contained in clauses (c) through (e), (g), (h), (j), (l), (m), (n), or (p) of Section 6.1.

Section 4.10. Litigation; Orders.

(a) There are no Legal Proceedings pending or, to the knowledge of the Company, threatened against the Acquired Companies, before any Governmental Entity, except as has had not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) There is no continuing or outstanding Order with respect to any of the Acquired Companies, except as has had not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11. Company Permits; Compliance with Law. The Acquired Companies hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary to own, lease or operate their respective properties and assets and for the lawful conduct of their respective businesses (the “Company Permits”), except where the failure to so hold has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, and the Acquired Companies are in compliance with the terms of the Company Permits, except where such suspension or cancellation, or the failure of such Company Permits to be in full force and effect, or where the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, the businesses of the Acquired Companies are currently being conducted, and at all times since July 1, 2018 have been conducted, in compliance with all applicable Laws, except where the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12. Taxes.

(a) Each of the Acquired Companies has (i) timely filed all material Tax Returns required to be filed by it and all such Tax Returns are true, correct and complete in all material respects and (ii) timely paid all material Taxes due and payable (whether or not shown to be due on a Tax Return) by it. No Acquired Company has incurred any material liability for Taxes since the date of the Company’s most recent financial statements filed with the SEC outside the ordinary course of business.

(b) There are no ongoing federal, state, local or non-U.S. Legal Proceedings with respect to any income or other material Tax Return or income or other material Taxes of any Acquired Company. No Acquired Company has received a written notice that indicates that a Legal Proceeding with respect to any income or other material Tax Return or income or other material Taxes of any Acquired Company is being contemplated or will be commenced that has not yet commenced. No deficiencies for income or other material Taxes with respect to any of the Acquired Companies have been claimed, proposed or assessed by a Governmental Entity in writing, which have not been fully paid or finally resolved.

(c) There are no outstanding written requests, agreements, consents or waivers to extend (i) the statutory period of limitations applicable to the assessment or collection of any material Taxes or deficiencies against any of the Acquired Companies, or (ii) for any Acquired Company to file an income or other material Tax Return (excluding automatic extensions that do not require any action by a Governmental Entity).

(d) No written claim has been made by any Governmental Entity in the past three years in a jurisdiction where an Acquired Company has not filed a Tax Return that indicates that it is or may be subject to Tax by, or required to file Tax Returns in, such jurisdiction.

(e) No Acquired Company is a party to any Contract providing for the allocation, sharing or indemnification of Taxes (other than Contracts entered in the ordinary course of business the primary purpose of which is not Tax).

(f) There are no Encumbrances for Taxes upon the assets of any of the Acquired Companies, except for Permitted Encumbrances.

(g) No Acquired Company has been a “distributing corporation” or a “controlled corporation” in any distribution in which the parties to such distribution treated (or intend to treat) the distribution as one to which Section 355 of the Code is applicable in the two year period ending on the date hereof.

(h) Each of the Acquired Companies has (i) withheld and collected all material amounts required by Law to be withheld or collected, including sales and similar Taxes and amounts required to be withheld for Taxes of employees, independent contractors, creditors, stockholders or other Persons, and, to the extent required, has timely paid over such amounts to the proper Governmental Entities and (ii) properly collected and maintained in all material respects any and all certificates, forms, and other documents required by applicable Law related to Tax withholding, including for any reduction of or exemption from withholding and remitting any Taxes.

(i) No Acquired Company has entered into any “closing agreement” under section 7121 of the Code, or other Contract with a Governmental Entity in respect of Taxes that remains in effect, , and no request for a ruling, relief or advice that relates to the Taxes or Tax Returns of the Company or any Subsidiary is currently pending with any Governmental Entity, and no such ruling, relief or advice has been obtained since December 31, 2016.

(j) No Acquired Company has participated in any “listed transaction” as defined under Treasury Regulations Section 1.6011-4(b)(2) or any tax shelter transaction in any other jurisdiction.

(k) No Acquired Company will be required to include any item of income in (or exclude any item of deduction from) taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following in existence as of the Closing Date: (i) gain recognition agreement; (ii) “domestic use election” (or similar elections or agreements under state, local or non-U.S. Laws); (iii) installment sale or open transaction; (iv) prepaid amount or deferred revenue received outside the ordinary course of business; (v) intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19; (vi) change in method of accounting; (vii) use of an improper method of accounting; or (viii) election under Section 965 of the Code.

(l) No Acquired Company (i) is currently or has ever been a member of a group (other than a group the common parent of which is the Company or another Acquired Company) filing a consolidated, combined or unitary Tax Return or (ii) has any liability for the Taxes of any other Person (other than an Acquired Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Laws), or as a transferee or successor, by Contract (other than Contracts entered in the ordinary course of business the primary purpose of which is not Tax) or otherwise by operation of Law.

(m) No Acquired Company is a party to any agreement, contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Laws) or an obligation to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise tax under Section 4999 of the Code (or any corresponding provision of state, local or foreign Laws) that is imposed on such Person or any other Person.

(n) The Acquired Companies are in compliance in all material respects with all applicable Laws with respect to transfer pricing.

(o) No Acquired Company has (i) deferred any “applicable employment taxes” under Section 2302 of the CARES Act or any “applicable taxes” under IRS Notice 2020-65, (ii) claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020, and Section 2301 of the CARES Act, or (iii) sought (nor has any Affiliate that would be aggregated with any Acquired Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(p) Each Acquired Company has complied in all material respects with all Laws related to escheat, abandoned or unclaimed property.

Section 4.13. Material Contracts.

(a) Except for (i) this Agreement, (ii) any Benefit Plans, (iii) any Contracts to which the Company or any Subsidiary of the Company is a party as of the date of this Agreement filed as exhibits to the Company SEC Reports or (iv) as set forth in Section 4.13(a) of the Company Disclosure Letter (the Contracts referred to in the foregoing clause (iii), the “Company Material Contracts”), as of the date of this Agreement, none of the Acquired Companies is a party to or bound by:

(i) any Contract relating to any credit, loan or facility arrangement, guarantee or indebtedness (whether or not incurred, assumed, guaranteed or secured by any asset of any of the Acquired Companies) of more than $1.0 million other than (x) any indebtedness between or among any of the Company and/or any of its Subsidiaries; (y) accounts receivable and accounts payable in the ordinary course of business; or (z) extensions of credits to customers in the ordinary course of business;

(ii) any joint venture Contract, strategic cooperation or partnership arrangements, or other agreement, in each case, involving a sharing of profits, losses, costs or liabilities by any of the Acquired Companies with any Third Party, and in each case that involves an annual payment or receipt of amounts by any of the Acquired Companies of more than $1.0 million, and excluding, for the avoidance of doubt, reseller agreements and other commercial agreements that do not involve the formation of an entity with any Third Party;

(iii) any Contract that expressly limits, or purports to expressly limit, the ability of any of the Acquired Companies to compete in any line of business or with any Person or Entity in any geographic area or during any period of time, except for such limitations that are not material to the business of the Acquired Companies taken as a whole;

(iv) any Contract involving an annual payment or receipt of amounts by any of the Acquired Companies of more than $1.0 million during the most recent fiscal year, other than contracts in the ordinary course of business that are terminable by the Acquired Companies without penalty on 90 or fewer days’ notice;

(v) any Contract involving the pending acquisition or sale of (or option to purchase or sell) assets or properties pursuant to which any of the Acquired Companies is required to pay to any Person, or any Person is required to pay to any of the Acquired Companies, an aggregate annual amount in excess of $5.0 million;

(vi) each Contract that contains any “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal, in each case other than those contained in any Contract in which such provision is solely for the benefit of any of the Acquired Companies; or

(vii) each Contract pursuant to which any Acquired Company (A) is granting any license to Company Intellectual Property or (B) is granted any license to Intellectual Property of a third party which is incorporated into any product sold by the Acquired Companies and necessary for the operation of the businesses of each of the Acquired Companies as presently conducted, in each case, (A) and (B), other than (u) nonexclusive licenses granted in connection with the sale of Company products or otherwise in the ordinary course of business of the Acquired Companies, (v) licenses granted for the benefit of the Acquired Companies in employee and contractor agreements, (w) nondisclosure agreements, (x) licenses for open source software or services, (y) Contracts for “shrink wrap” and other widely available commercial software or services, and (z) any other agreements that are not material to the business of the Acquired Companies, taken as a whole.

(b) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is valid and binding on the Company or its Subsidiaries and in full force and effect, except as enforceability may be limited by the Enforceability Exceptions, (ii) no Acquired Company, nor to the knowledge of the Company, any other party to a Company Material Contract is in breach or violation of, or default under, any Company Material Contract, (iii) the Acquired Companies have not received any written claim or notice of default under any Company Material Contract and (iv) the Company has not received any written notice in writing from any person that such person intends to terminate or materially reduce its business under any Company Material Contract, which termination or reduction is material to the Acquired Companies, taken as a whole.

Section 4.14. Intellectual Property. The Acquired Companies own all Intellectual Property which the Acquired Companies own or purport to own (collectively, the “Company Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, the use of the Company Intellectual Property by the Acquired Companies in the operation of the business of each of the Acquired Companies as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, except for such matters that have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no Person is infringing or violating the Company Intellectual Property owned by the Acquired Companies, except where such infringement or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Acquired Companies have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of the Acquired Companies as presently conducted, except where failure to do so has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.15. Real Property.

(a) No Acquired Company owns or has ever owned any real property.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Acquired Companies have valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Subsidiary of the Company (collectively, including the improvements thereon, the “Company Material Leased Real Property”) free and clear of all Encumbrances, except Permitted Encumbrances.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each agreement under which the Company or any Subsidiary of the Company is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Company Material Leased Real Property (each, a “Company Material Real Property Lease”) to the knowledge of the Company is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject as to Enforceability Exceptions, and no Acquired Company has received written notice of any default under any Company Material Real Property Lease.

Section 4.16. Stockholder Approval. Assuming the accuracy of the representations in Section 5.7, the only vote of stockholders of the Company required under the DGCL, the Organizational Documents of the Company and the rules and regulations of NASDAQ in order for the Company to validly perform its obligations under this Agreement is the adoption of this Agreement by the affirmative vote of a majority of the aggregate voting power of the issued and outstanding shares of Common Stock (the “Company Stockholder Approval”). This Agreement also requires, as a non-waivable condition to the Closing, that the holders of a majority of outstanding shares of Common Stock not Beneficially Owned by any member of the Purchaser Group shall have voted in favor of the adoption of this Agreement (the “Majority of the Minority Approval”).

Section 4.17. Insurance. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, (i) all insurance policies (“Policies”) with respect to the business and assets of the Acquired Companies are in full force and effect, (ii) none of the Acquired Companies is in breach or default, and no Acquired Company has taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies and (iii) the Acquired Companies have not received any written notice of cancellation of any of the Policies or of any claim pending regarding any of the Acquired Companies under any of such Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Policies. To the knowledge of the Company, the Acquired Companies maintain insurance with reputable insurers in such amounts and against such risks as is customary for companies of similar size and stage of development in the industries in they operate.

Section 4.18. Employee Matters.

(a) The Company has made available to Parent correct and complete copies (or, if a plan is not written, a written description) of all material Benefits Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise, (ii) the most recent determination letter received regarding the tax-qualified status of each material Benefits Plan, (iii) the most recent financial statements for each material Benefits Plan, (iv) the Form 5500 Annual Returns/Reports for the two most recent plan years for each material Benefits Plan, (v) the current summary plan description for each material Benefits Plan and (vi) all actuarial valuation reports related to any material Benefits Plans. None of the Acquired Companies has committed in writing to establish or enter into any new arrangement that would constitute a material Benefits Plan or to materially modify any material Benefits Plan (except to conform any such Benefits Plan to the requirements of any applicable Law).

(b) (i) Each Benefits Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Benefits Plans that are intended to be qualified under Section 401(a) of the Code have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the knowledge of the Company, has any such revocation been threatened, and no circumstance exists that is reasonably likely to adversely affect the qualified status of such plan under Section 401(a) of the Code; and (iii) no Acquired Company has engaged in a transaction that could subject any Acquired Company to a material Tax or material penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) None of the Acquired Companies, and no ERISA Affiliate of the Company, has ever maintained, established, sponsored, participated in, or contributed to, or been obligated to contribute to or has any liability in respect of, any: (i) plan subject to Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Benefits Plan is or has been funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. The fair market value of the assets of each funded material Foreign Plan, the Liability of each insurer for any material Foreign Plan funded through insurance, or the book reserve established for any material Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and the Merger will not cause any such assets or insurance obligations to be less than such benefit obligations. No Benefits Plan provides post-termination or retiree health and welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Law.

(d) There is no pending or, to the knowledge of the Company, threatened Legal Proceedings relating to a Benefits Plan (other than routine claims for benefits), and no Benefits Plan has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(e) Each Benefits Plan that is subject to Section 409A of the Code has been operated in material compliance with such section and all applicable regulatory guidance.

(f) Each of the Acquired Companies complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Benefits Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute. Each of the Acquired Companies complies in all material respects with the applicable requirements of the Patient Protection and Affordable Care Act.

(g) Neither the execution of this Agreement, the consummation of the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any reasonably foreseeable additional or subsequent events that standing alone would not trigger such request): (i) entitle any current or former director, employee, contractor or consultant of the Company to severance pay or any other compensation or benefits; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual; or (iii) increase the amount payable or result in any other material obligation pursuant to any Benefits Plan. No Benefits Plan provides for the gross-up or reimbursement of Taxes under Section 409A of the Code.

(h) Except as has not had, no would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Acquired Companies: (i) is in compliance with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes and immigration with respect to employees of the Company and contingent workers and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing employees of the Company.

(i) None of the Acquired Companies is party to, or, subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No material work stoppage, slowdown or labor strike against any of the Acquired Companies has occurred in the last two (2) years or, to the knowledge of the Company, is pending or threatened. None of the employees of the Company are represented by a labor organization, work council or trade union and, to the knowledge of the Company, there is no organizing activity.

(j) Except as has not had, nor would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no material Legal Proceedings, government investigations, or labor grievances pending, or, to the knowledge of the Company, threatened relating to any employment related matter involving any employee of the Company or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices or other alleged violations of Law.

Section 4.19. Environmental Matters.

(a) The Acquired Companies are, and have been since January 1, 2019, in compliance with Environmental Laws, except as has not had, individually or in the aggregate, a Company Material Adverse Effect;

(b) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, there have been, since January 1, 2019, no Releases of Hazardous Materials at any property currently or formerly owned, operated or otherwise used by the Acquired Companies, or by any predecessors of any Acquired Company, which Releases are reasonably likely to result in liability to the Company under Environmental Law, and, no Acquired Company has received any written notice asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by the Company, or at or from any off-site location where Hazardous Materials from the Acquired Companies’ operations have been sent for treatment, disposal storage or handlings.

Section 4.20. Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than B. Riley Securities, Inc. (the “Financial Advisor”) is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of any of the Acquired Companies. The Company has made available to Parent a copy of its engagement letter with the Financial Advisor.

Section 4.21. Opinion of Financial Advisor. The Special Committee has received the opinion of the Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the qualifications, limitations, assumptions and other matters considered by the Financial Advisor in connection with the preparation of the opinion, the consideration to be received by the holders of the Unaffiliated Shares in the Merger pursuant to this Agreement is fair from a financial point of view to such holders. A complete copy of the written opinion will be made available to Parent solely for informational purposes as soon as practicable after the date of this Agreement.

Section 4.22. Takeover Statutes. Assuming the accuracy of the representations in Section 5.7, no further actions or votes are necessary to render the restrictions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”), inapplicable to this Agreement or the Merger.

Section 4.23. Information Technology. The Company employs commercially reasonable disaster recovery and business continuity plans, procedures and facilities for the business of the Acquired Companies and takes commercially reasonable steps designed to safeguard the information technology systems utilized in the operation of the business of the Acquired Companies from unauthorized access. To the knowledge of the Company, there have been no material breaches of or material failures in the security systems or measures related to the Company’s information technology systems that have resulted in unauthorized access to personally identifiable information.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

Except as set forth in the corresponding sections or subsections of disclosure letter dated as of the date of this Agreement and delivered by the Purchaser Parties to the Company (the “Parent Disclosure Letter”), the Purchaser Parties jointly and severally represent and warrant to the Company as follows:

Section 5.1. Organization. Each of the Purchaser Parties is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of the Purchaser Parties is duly qualified or licensed to do business and in good standing as a foreign corporation or legal entity in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.2. Authorization; Validity of Agreement; Necessary Action. Prior to the date hereof, Parent, as the sole stockholder of Merger Sub, duly executed and delivered a stockholder consent, effective as of immediately following execution of this Agreement, which, when effective, will duly adopt this Agreement (the “Merger Sub Stockholder Consent”). The Merger Sub Stockholder Consent has not been revoked and is in full force and effect. Each of the Purchaser Parties has the requisite power and authority to execute and deliver this Agreement and, upon effectiveness of the Merger Sub Stockholder Consent, to consummate the Merger. The execution, delivery and performance by each of the Purchaser Parties of this Agreement, and, in the case of Parent, and the consummation of the Merger, have been duly authorized by the board of directors of both Parent and Merger Sub, and, subject to the effectiveness of the Merger Sub Stockholder Consent, and no other action on the part of any Purchaser Party is necessary to adopt this Agreement or to authorize the execution and delivery by such Purchaser Party of this Agreement and the consummation by them of the Merger. This Agreement has been duly executed and delivered by each of the Purchaser Parties, and assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each Purchaser Party, enforceable against them in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

Section 5.3. Consents and Approvals; No Violations.

(a) Except for (i) compliance with the applicable requirements of the Securities Act and the Exchange Act, (ii) compliance with the rules and regulations of NASDAQ, (iii) the filing of the Certificate of Merger, (iv) compliance with any applicable foreign or state securities or “blue sky” laws, (v) all required Antitrust Filings and termination or expiration of any waiting periods thereunder, or (vi) such filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not have a Parent Material Adverse Effect, and assuming the accuracy of the representation in Section 4.5(a), neither the execution, delivery or performance of this Agreement by any Purchaser Party nor the consummation by such Purchaser Party of the Merger will require on the part of such Purchaser Party any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity.

(b) Assuming the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 5.3(a) have been made or obtained (or waiting periods have terminated or expired), neither the execution, delivery or performance of this Agreement by any Purchaser Party nor the consummation by such Purchaser Party of the Merger will (i) violate any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) of such Purchaser Party, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance upon any of the respective properties or assets of any of the Purchaser Parties under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract, agreement or other instrument or obligation to which such Purchaser Party is a party or by which any of them or any of their respective properties or assets may be bound or (iii) assuming the effectiveness of the Merger Sub Stockholder Consent, violate any Law applicable to such Purchaser Party or any of its Subsidiaries or any of their respective properties or assets; except in the case of clauses (ii) and (iii) for such violations, breaches, defaults, terminations, cancellations, accelerations or Encumbrances that would not have a Parent Material Adverse Effect.

Section 5.4. Proxy Statement; Other Information. None of the information provided by any Purchaser Party to be included in the Proxy Statement or Schedule 13E-3 will, at the respective times such are filed with the SEC or are first mailed to the stockholders of the Company, as the case may be, or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 13E-3 will comply as to form with respect to the information provided by each Purchaser Party in all material respects as of the date of its first use with the requirements of the Exchange Act.

Section 5.5. Merger Sub’s Operations. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, directly or indirectly owned by Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent may directly or indirectly acquire any equity security of Merger Sub. Merger Sub has been formed solely for the purpose of the Merger Agreement, and Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.6. Brokers or Finders. No investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of any member of the Purchaser Group or any of their respective Subsidiaries or Affiliates.

Section 5.7. Share Ownership. None of the Purchaser Parties nor any of their respective Affiliates or any other member of the Purchaser Group became an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company at any time during the last three years. None of the Purchaser Parties nor any of their respective Affiliates or any other members of the Purchaser Group, as of the date of this Agreement, beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Common Stock or any securities of any Subsidiary of the Company, and none of Parent, its Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Common Stock except pursuant to this Agreement and as set forth in Section 5.7 of the Parent Disclosure Letter.

Section 5.8. Independent Investigation. The Purchaser Parties have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Acquired Companies, which investigation, review and analysis was performed by the Purchaser Parties, their respective Affiliates and any Representatives of the foregoing. Each of the Purchaser Parties acknowledges that it, its Affiliates and its and their respective Representatives have been provided reasonable access to the personnel, properties, facilities and records of the Acquired Companies for such purpose. In entering into this Agreement, each of the Purchaser Parties acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or its or their respective Representatives (except for the representations, warranties and covenants of the Company set forth in this Agreement).

Section 5.9. Non-Reliance on Company Estimates. The Company has made available to the Purchaser Parties and/or members of the Purchase Group, and may continue to make available, certain estimates, projections and other forecasts for the business of the Acquired Companies and certain plan and budget information. Each of the Purchaser Parties acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of the Purchaser Parties acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that the Purchaser Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that none of the Purchaser Parties is relying on any estimates, projections, forecasts, plans or budgets furnished by any of the Acquired Companies or their respective Affiliates or any Representative of the foregoing, or the accuracy or completeness thereof, and none of the Purchaser Parties shall, and shall cause its Affiliates and their respective Representatives not to, hold any such person liable with respect thereto.

Section 5.10. Litigation. There is no Legal Proceeding pending or, to the knowledge of Parent, threatened against the Purchaser Parties, except as would not and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Parent is not subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity, except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.11. No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Merger. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger.

Section 5.12. Parent Capitalization. No Person other than H.P. Jin holds any shares of capital stock of Parent or options, warrants, rights (including conversion or preemptive rights), proxy or stockholder agreements, or other agreements or arrangements for the purchase or acquisition from Parent of any shares of capital stock of Parent or any securities convertible into or ultimately exchangeable or exercisable for any shares of capital stock of Parent.

Section 5.13. No Other Arrangements. As of the date of this Agreement, there are no contracts, undertakings, commitments, agreements, obligations, arrangements or understandings, whether written or oral, between the Purchaser Parties, any other member of the Purchaser Group or any of their respective Affiliates, on the one hand, and any beneficial owner of outstanding Shares or any member of the Company’s management or the Board (other than another member of the Purchaser Group), on the other hand, relating in any way to such Shares, the transactions contemplated by this Agreement, or to the ownership or operations of the Company after the Effective Time.

Section 5.14. No Discussions. No member of the Purchaser Group, nor any of their respective Affiliates or Representatives have had, directly or indirectly, any discussions or communications, or entered into any agreement, arrangement or understanding, whether oral or written, with any director, officer or other employee of the Acquired Companies (other than another member of the Purchaser Group) relating to (i) any retention, severance or other compensation, incentives or benefits that may be or become payable to any such director, officer or employee of the Company in connection with the Merger or following the consummation thereof, or (ii) any equity rollover or other similar transaction, or any equity or other investment in the Company or any Affiliate of the Company or any parent company thereof, following the consummation of the Merger, or (iii) any directorship, employment, consulting arrangement or other similar association or involvement of any directors, officers or other employees of the Company or any of its Subsidiaries with the Company or any of its Subsidiaries or Affiliate of the Company or any parent company thereof, following the consummation of the Merger.

Section 5.15. Solvency. Neither Purchaser Party is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Acquired Companies. As of the Effective Time, assuming (i) satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, (ii) the accuracy, in all material respects, of the representations and warranties of the Company in this Agreement (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or similar materiality qualifiers set forth therein) and the compliance, in all material respects, by the Company with the covenants contained in this Agreement and (iii) the most recent financial forecasts of the Company and the Company Subsidiaries delivered to Parent have been prepared in good faith based upon assumptions that were and continue to be reasonable, immediately after giving effect to the transactions contemplated by this Agreement, payment of all amounts to be paid on the Closing Date, including the aggregate Merger Consideration, the Surviving Corporation and the Subsidiaries of the Company, on a consolidated basis, will be Solvent. For the purposes of this Section 5.15, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and (b) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature (including a reasonable estimate of the amount of contingent liabilities). For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or lines of credit, or a combination thereof, to meet its obligations as they become due.

Section 5.16. Bank Account. Section 5.16 of the Parent Disclosure Letter sets forth the bank in which Parent maintains a bank account (the “Parent Bank Account”), the account number of the Parent Bank Account, the names of all signatories thereof, the authorized powers of each such signatory, and the cash balance of the Parent Bank Account as of the date of this Agreement.

Section 5.17. Financing.

(a) Commitment Letter. As of the date of this Agreement, Parent has delivered to the Company a true, accurate and complete copy of a duly executed debt commitment letter, dated as of the date of this Agreement (including all exhibits, schedules, and annexes thereto, the “Commitment Letter”), among    H.P. Jin, Samuel Chen and Digital Mobile Venture Limited, a British Virgin Islands company (the “Financing Sources”) and Parent, pursuant to which the Financing Sources have committed, jointly and severally, subject to the terms and conditions thereof, to provide the debt financing described therein for the purpose of funding the transactions contemplated by this Agreement, including without limitation, funding the full amount of the Merger Consideration (collectively, the “Financing”). Any reference in this Agreement to the “Commitment Letter” will include such document as amended or modified in compliance with the provisions of Section 6.15 and any reference to “Financing” will include the financing contemplated by the Commitment Letter as amended or modified in compliance with the provisions of Section 6.15.

(b) Sufficiency of Funds. The aggregate proceeds contemplated by the Commitment Letter are sufficient (after netting out applicable fees, expenses, and premiums and charges) to enable Parent and Merger Sub to (i) consummate the transactions contemplated by this Agreement upon the terms contemplated by this Agreement, (ii) pay all of the Merger Consideration payable pursuant to this Agreement, (iii) pay all other amounts required to be paid by Parent or Merger Sub in connection with the Merger or the transactions contemplated by this Agreement, and (iv) pay all related fees and expenses associated with the transactions contemplated by this Agreement or the Commitment Letter incurred by Parent, Merger Sub or any of their respective Affiliates and required to be paid at the Closing by such party. Parent understands and acknowledges that under the terms of this Agreement, the obtaining of the Financing, or any alternative financing is not a condition to Closing.

(c) No Amendment. As of the date of this Agreement, (i) the Commitment Letter has not been amended or modified; (ii) no such amendment or modification is contemplated; and (iii) the commitments contained therein have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated. As of the date of this Agreement, there are no other Contracts, agreements, side letters or arrangements to which Parent is a party relating to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Commitment Letter. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Commitment Letter, or otherwise result in any portion of the Financing contemplated thereby becoming unavailable.

(d) Validity. The execution, delivery and performance by Parent of the Commitment Letter has been duly authorized by the board of directors of Parent and no other action on the part of Parent is necessary to authorize its execution and delivery. As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligations of the Parent and, to the knowledge of Parent, the other parties thereto, enforceable against Parent and, to the knowledge of Parent, the other parties thereto in accordance with its terms, subject to the Enforceability Exceptions. Parent acknowledges and agrees, for itself and for each member of the Purchaser Group, that the Company is an express third party beneficiary of the Commitment Letter. Other than as expressly set forth in the Commitment Letter, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Financing pursuant to any agreement relating to the Financing to which Parent or the Financing Sources, or any of their respective Affiliates, is a party. As of the date of this Agreement, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of Parent or, to the knowledge of Parent, the Financing Sources, pursuant to the Commitment Letter (it being understood that Parent is not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Article IV or the Company’s compliance hereunder). As of the date of this Agreement, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Financing to be satisfied by it, or that the Financing will not be available to Parent at the Closing, including any reason to believe that any of the Financing Sources will not perform its funding obligations under the Commitment Letter in accordance with its terms and conditions (it being understood that Parent is not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Article IV or the Company’s compliance hereunder). As of the date of this Agreement, Parent has fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date hereof, in each case, pursuant to and in accordance with the terms of the Commitment Letter. Parent will pay, or cause to be paid, when due all fees arising under the Commitment Letter as and when they become due and payable thereunder.

Section 5.18. No Other Representations.

Each of the Purchaser Parties acknowledges and agrees, for themselves and for each member of the Purchaser Group, on behalf of itself and its Affiliates, that:

(a) (i) except for the representations and warranties contained in Article IV, neither the Company or any Subsidiary of the Company nor any other Person makes or has made any representation or warranty, express or implied, with respect to the Company or any Subsidiary or Affiliate thereof or any of their respective businesses, operations, assets, liabilities, or other matters, or with respect to any discussions, information, documents, projections, forecasts, or other material provided or made available to, or otherwise in the possession of any member of the Purchaser Group or any of their respective Affiliates or any Representative of the foregoing or the accuracy or completeness thereof, (ii) except for the representations and warranties contained in Article IV, no Person has been has been authorized by the Company or any of its Subsidiaries or any of their Affiliates or any Representative of the foregoing to make any representation or warranty relating to the Company or any of its Subsidiaries or any of their businesses, operations, assets, liabilities, or other matters, in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon any member of the Purchaser Group or any of their respective Affiliates or any Representative of the foregoing as having been authorized by the Company or any of its Subsidiaries or any of their Affiliates or any Representative of the foregoing (or any other Person), (iii) the representations and warranties made by the Company in Article IV are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company has disclaimed any other or implied representations or warranties, notwithstanding the delivery or disclosure to the members of the Purchaser Group or any of their respective Affiliates or any Representative of the foregoing of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements);

(b) except for the representations and warranties contained in Article IV, no member of the Purchaser Group or any of their Affiliates or any Representative of the foregoing is acting (including, as applicable, by entering into this Agreement or consummating the Merger ) in reliance on, or has relied upon, or otherwise induced by (i) any representation or warranty (express or implied) or (ii) any discussions, representation, warranty, estimate, projection, financial information, management presentation, memorandum, presentation, documents or other materials or information, or the accuracy or completeness of any of the foregoing; and

(c) neither the Company, the Special Committee, any of their Representatives nor any other Person will have or be subject to any liability or indemnification obligation to any member of the Purchaser Group or any other Person resulting from the distribution or failure to distribute to the Purchaser Parties or any of their respective Affiliates, or any Purchaser Party’s or any such Affiliate’s use of, any estimate, projection, financial information, management presentation, memorandum, presentation, documents or other materials or information, or the accuracy or completeness of any of the foregoing, unless and solely to the extent any such information is expressly included in a representation or warranty contained in Article IV.

ARTICLE VI

COVENANTS

Section 6.1. Interim Operations of the Company. During the period from the date of this Agreement through the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the “Pre-Closing Period”), except (u) for any actions required to comply with any COVID-19 Measure, (v) as may be required by Law, (w) with the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), (x) as required or specifically contemplated by this Agreement, (y) as set forth in Section 6.1 of the Company Disclosure Letter or (z) with respect to actions or omissions taken by or at the direction of any member of the Purchaser Group (including in such Person’s capacity as a director, officer or employee of any of the Acquired Companies), the Company shall, subject to the restrictions and exceptions set forth in Section 6.1 or elsewhere in this Agreement, ensure that the business and operations of the Acquired Companies are conducted in the ordinary course of business in accordance with past practices and in compliance with all then-applicable Law. Without limiting the generality of the foregoing, except (u) for any actions required to comply with any COVID-19 Measure, (v) as may be required by Law, (w) with the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), (x) as required by, in connection with, or specifically contemplated by this Agreement, (y) as set forth in Section 6.1 of the Company Disclosure Letter or (z) with respect to actions or omissions taken by or at the direction of any member of the Purchaser Group (including in such Person’s capacity as a director, officer or employee of any of the Acquired Companies), during the Pre-Closing Period, none of the Acquired Companies will:

(a) offer, issue, deliver, sell, grant, dispose of, pledge or otherwise Encumber (other than Permitted Encumbrances), or authorize or propose the offering, issuance, delivery, sale, grant, disposition, or Encumbrance (other than Permitted Encumbrances) of (i) any shares of capital stock of any class or any other ownership interest of any of the Acquired Companies, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of any of the Acquired Companies, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of any of the Acquired Companies or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of any of the Acquired Companies (collectively, the “Equity Interests”) or (ii) any other securities of any of the Acquired Companies in respect of, in lieu of, or in substitution for, Common Stock outstanding on the date hereof, other than, with respect to each of clauses (i) and (ii), (A) the issuance of or sales of Common Stock pursuant to the ESPP or pursuant to a Benefits

Plan in effect as of the date of this Agreement in accordance with its terms, (B) grants of Company Equity Awards covering up to 50,000 shares of Common Stock and made in the ordinary course of business in accordance with past practices, and the issuance of or sales of Common Stock in settlement of such Company Equity Awards in accordance with their terms, or (C) in connection with the settlement of Company Equity Awards pursuant to the terms of award agreements in effect as of the date of this Agreement, or as contemplated by Section 6.1(f);;

(b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding shares of capital stock or other securities of any Acquired Companies, except (i) in order to satisfy Tax obligations with respect to awards granted under a Company Equity Plan or the exercise price of Stock Options, in accordance with the terms and conditions of the Company Equity Plan or award agreement governing the applicable award, (ii) upon forfeiture of any awards granted under any Company Equity Plans or ESPP by the holder thereof, (iii) transactions between the Company and any of its Subsidiaries, or (iv) in connection with Contracts in effect as of the date of this Agreement or entered into in compliance with the terms of this Agreement;

(c) split, combine, subdivide or reclassify any capital stock or other Equity Interests of any of the Acquired Companies or declare, accrue, set aside for payment or pay any dividend in respect of any outstanding capital stock or other Equity Interests of any of the Acquired Companies or otherwise make any payments to any such holders in their capacity as such (other than dividends and distributions by a Subsidiary of the Company to its parent and distributions resulting from the vesting, exercise or settlement (as applicable) of Company Equity Awards or under the ESPP);

(d) acquire, sell, transfer, Encumber or dispose of, or agree to acquire, sell, transfer, Encumber or dispose of, any material assets or properties owned by the Acquired Companies, except (i) in connection with Contracts in effect as of the date of this Agreement or entered into in compliance with the terms of this Agreement, (ii) any Intellectual Property abandoned or permitted to lapse in accordance with the Company’s reasonable business judgment, (iii) Permitted Encumbrances or (iv) otherwise in the ordinary course of business (including sales of products of the Acquired Companies, and ordinary course disposals of inventory or used equipment);

(e) (i) incur, create, issue or assume any indebtedness or guarantee or otherwise become liable for any indebtedness (including increasing the indebtedness under Contracts in existence as of the date hereof) in excess of $50,000; or (ii) make any loans, advances or capital contributions to, or investments in, any other Person in excess of $50,000, other than (A) to the Company or any wholly-owned Subsidiary of the Company, (B) trade payables and extensions of credit in the ordinary course of business, and (C) advances to employees, in each case in the ordinary course of business consistent with past practice;

(f) except as may be required to the terms of a Benefits Plan, or as otherwise required by Law, (A) increase the compensation or other benefits payable or to become payable to current or former employees, directors or officers of any of the Acquired Companies, other than in the ordinary course of business consistent with past practice and in an amount not to exceed $1,000,000 in the aggregate for all such individuals, (B) grant any rights to severance or termination pay or other termination benefit, or enter into or amend any employment or severance agreement with, any current or former employees, directors, or officers of any of the Acquired Companies, (C) enter into any consulting, bonus, retention, retirement or similar agreement with any employee, officer or director of the Company (including any change to performance targets associated therewith), (D) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former employees, directors or officers or any of their beneficiaries, except, in each case, such action with respect to current or former employees that would not result in an increase to the Company in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement; (E) amend or adopt any material Benefits Plans (other than (i) any such adoption or amendment that is not material to and does not materially increase the cost to the Company of maintaining such material Benefits Plan, (ii) as required pursuant to the terms of such material Benefits Plan or (iii) at-will offer letters with new-hire employees entered into in the ordinary course of business consistent with past practice that do not provide for any severance or change-in-control benefits)); (F) amend or adopt any Company Equity Plan; (G) accelerate the vesting, exercisability or payment of (or waive any performance conditions with respect to), any compensation or benefit (including any equity-based awards), except as otherwise expressly set forth in this Agreement; or (H) grant any additional awards under the Company Equity Plan;

(g) terminate, materially modify, assign or materially amend, or waive or assign any material rights under, any Company Material Contract, except in the ordinary course of business or for renewals, expirations or terminations in accordance with the terms of any Company Material Contract;

(h) change any of its accounting principles, practices or methods unless required by Law or GAAP, including Regulation S-X under the Exchange Act;

(i) amend or permit the adoption of any amendment to the Organizational Documents or to the charter or other organizational documents of any of the other Acquired Companies, or form any Subsidiary;

(j) acquire any equity interest or other interest in any other Entity or effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares, division or subdivision of shares, consolidation of shares or similar transaction;

(k) authorize or make any commitment with respect to any material capital expenditure greater than $100,000 that is not budgeted in the Company’s current plan approved by the Board as of the date hereof;

(l) (i) make, revoke or change any material Tax election, (ii) adopt or change any method of Tax accounting, (iii) file any amended Tax Return, (iv) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement or similar Contract relating to any Tax (other than Contracts entered in the ordinary course of business consistent with past practices the primary purpose of which is not Tax), (v) surrender the right to claim a Tax refund, (vi) settle or compromise any claim, notice, assessment or Legal Proceeding in respect of any Tax, (vii) consent to any waiver of the statute of limitations period applicable to any material Tax claim or assessment, (viii) request any Tax ruling, (ix) fail to pay any material Tax when due and payable, (x) incur any material Taxes outside of the ordinary course of business, or (xi) prepare and file any income or other material Tax Return in a manner which is not consistent with the past custom and practice with respect to the preparation of such Tax Return;

(m) commence any Legal Proceeding, except (A) as required with respect to continuation of Legal Proceedings previously commenced and routine collection matters and other matters in the ordinary course of business consistent with past practices; (B) Legal Proceedings to enforce the terms of this Agreement, (C) as required to perfect or protect material rights of the Acquired Companies or (D) Legal Proceedings in connection with this Agreement and the Merger;

(n) subject to Section 6.12, waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise any material Legal Proceeding;

(o) take affirmative action to extend, renew or enter into any Contracts containing non-compete or exclusivity provisions that (A) would restrict or limit, in any material respect, the operations of any of the Acquired Companies and (B) apply to any current or future affiliates of the Company, the Surviving Corporation or Parent;

(p) authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, merger (other than the Merger), consolidation or other reorganization (other than reorganizations involving only wholly owned subsidiaries of the Company which would not result in a material increase in the Tax liability of any of the Acquired Companies); or

(q) enter into any Contract to do any of the foregoing.

Section 6.2. Access to Information. During the Pre-Closing Period, upon reasonable notice, subject to applicable Laws, the Acquired Companies shall (and shall cause the respective Representatives of the Acquired Companies to): (a) provide Representatives of Parent reasonable access, in a manner not disruptive to the operations of the business of the Acquired Companies, during normal business hours, to the properties, books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and (b) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Acquired Companies as may reasonably be requested and (c) provide reasonable access to the Acquired Companies’ officers and employees, to the extent such individuals are not members of the Purchaser Group; provided, that nothing herein shall require any of the Acquired Companies to disclose any information or provide access to the Purchaser Parties if such disclosure or access would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law, an obligation of confidentiality owing to a third party or the provisions of any agreement to which any of the Acquired Companies is a party, (iii) jeopardize any attorney-client, work product doctrine or other legal privilege, or (iv) enable the Purchaser Parties to review or access documents or information that are directly related to any adverse Legal Proceeding between the Company and its Affiliates on the one hand, and Parent and its Affiliates, on the other hand. Each Purchaser Party agrees that it will not, and will cause its respective Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the Merger. Each party hereto will hold any such information that is nonpublic in confidence to the extent required by, and in accordance with, the provisions of that certain agreement, dated October 15, 2020 (the “Confidentiality Agreement”), between the Company, Parent and the other party thereto. Nothing in this Section 6.2 will be construed to require the Company or any of its Subsidiaries or any of their Representatives to prepare any formal reports, analyses, appraisals or opinions in writing.

Section 6.3. Acquisition Proposals.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (California time) on December 2, 2020 (the “No-Shop Period Start Date”), the Company and the other Acquired Companies and their respective Representatives shall have the right to (i) initiate, solicit, facilitate and encourage any inquiry or the making of any proposal or offer that constitutes, or could reasonably be expected to constitute or lead to an Acquisition Proposal, including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company and its Subsidiaries to any Person (and its Representatives, including potential financing sources) subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement; provided that the Company shall make available to Parent and Merger Sub any non-public information or data concerning the Company or its Subsidiaries that is provided to any Person given such access that was not previously made available to Parent or Merger Sub promptly (and in any event within forty-eight (48) hours) after the time it is furnished to such Person, and (ii) engage in, enter into or otherwise participate in any discussions or negotiations with any Persons (and their respective Representatives, including potential financing sources) with respect to any Acquisition Proposals (or inquiries, proposals or offers or other efforts that constitute or could reasonably be expected to constitute or lead to an Acquisition Proposal, including any Person that has informed the Company or its Representatives of an intention to make or has publicly announced an intention to make an Acquisition Proposal) and cooperate with or assist or participate in or facilitate or encourage any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals, including granting a waiver, amendment or release under any confidentiality or pre-existing standstill or similar provision with respect to the Company or its Subsidiaries; provided, that the Company and its Subsidiaries will not pay, agree to pay or cause to be paid or reimburse, agree to reimburse or cause to be reimbursed, the expenses of any such Person in connection with any Acquisition Proposals or any inquiries, discussions or requests with respect to or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal. No later than forty-eight (48) hours after the No-Shop Period Start Date, the Company shall notify

Parent in writing of the number of parties that submitted an Acquisition Proposal prior to the No-Shop Period Start Date, which notice shall include a summary of all material terms of any pending Acquisition Proposals that were made in writing by any Excluded Party or any other Acquisition Proposal which the Board or any Independent Committee determined in good faith, after consultation with its Financial Advisor and outside legal counsel, warranted the Board’s or any Independent Committee’s further discussion.

(b) Except as it may relate to any Excluded Party or as permitted by this Section 6.3, including the last sentence of this Section 6.3(a), from 11:59 p.m. (California time) on the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, and except for actions or omissions taken by or at the direction of any Purchaser Party, including in such Person’s capacity as a director, officer or employee of any of the Acquired Companies, the Company and the other Acquired Companies shall not, and the Company and the other Acquired Companies shall instruct and use their reasonable best efforts to cause their respective Representatives not to, directly or indirectly:

(i) solicit or initiate, or knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal;

(ii) furnish any nonpublic information regarding or afford access to the properties, books or records of any of the Acquired Companies to any Person for the purpose of knowingly facilitating or knowingly encouraging an Acquisition Proposal;

(iii) engage in discussions or negotiations with any Person for the purpose of knowingly facilitating or knowingly encouraging any Acquisition Proposal;

(iv) approve, endorse, recommend or enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.3(d)); or

(v) resolve to propose, agree or publicly announce an intention to do any of the foregoing.

Except as it may relate to any Excluded Party, the Company also agrees that immediately following 11:59 p.m. (California time) on the No-Shop Period Start Date, it shall cease, and shall cause the other Acquired Companies to cease, and shall direct the Representatives of the Company and the other Acquired Companies to cease, any solicitations, discussions or negotiations with any Person (other than the Purchaser Parties and their respective Representatives) in connection with any Acquisition Proposal. For the avoidance of doubt, notwithstanding the occurrence of the No-Shop Period Start Date, until the receipt of the Company Stockholder Approval and the Majority of the Minority Approval, the Company, the other Acquired Companies and their Representatives may continue to engage in the activities described in Section 6.3(a) with respect to any Excluded

Party so long as such Excluded Party remains an Excluded Party, including with respect to any amended Acquisition Proposal submitted by an Excluded Party following the No-Shop Period Start Date if such Excluded Party’s Acquisition Proposal has not been withdrawn or terminated at any time prior to the submission of such amendment), and the restrictions in Section 6.3(b) will not apply with respect thereto.

(c) Except as it may relate to an Excluded Party, the Company also agrees that following the No-Shop Period Start Date, it will promptly (and in any event within three (3) Business Days thereof) request each Person (other than the Purchaser Parties and their respective Representatives) that has executed a confidentiality agreement in connection with its consideration of a potential transaction involving the acquisition of the Company to return or destroy all confidential information furnished to such Person by or on behalf of the Company or any of the other Acquired Companies. Except as it may relate to an Excluded Party, the Company shall promptly (and in any event within forty-eight (48) hours thereof) notify in writing Parent of the receipt of any Acquisition Proposal (or any inquiry that could reasonably be expected to lead to an Acquisition Proposal) after the No-Shop Period Start Date, which notice shall include a copy of any such Acquisition Proposal made in writing and any other written terms and proposals provided (including financing commitments) to the Company or its Representatives and a written summary of material terms and conditions of any such Acquisition Proposal not made in writing. Thereafter, the Company shall keep Parent reasonably informed of the status and material terms of any such Acquisition Proposal including any material changes in respect of any such Acquisition Proposal and the material terms thereof. The Company agrees that it will not enter into any agreement with any Person that prohibits the Company from providing any information or materials to Parent in accordance with, or otherwise complying with this Section 6.3(c). Notwithstanding anything to the contrary herein, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement to allow for an Acquisition Proposal to be made to the Company or the Board or any Independent Committee so long as the Company promptly (and in any event within forty-eight hours thereof) notifies Parent thereof after granting any such waiver, amendment or release.

(d) Anything in this Agreement to the contrary notwithstanding, at any time prior to the receipt of the later of the Company Stockholder Approval and the Majority of the Minority Approval, the Company may furnish nonpublic information regarding the Acquired Companies to, afford access to, and engage in discussions or negotiations with, any Person or group of Persons in response to an Acquisition Proposal submitted to the Company, the Board or any Independent Committee by such Person or group after the No-Shop Period Start Date if (A) the Board or any Independent Committee concludes in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to constitute or lead to a Superior Proposal, (B) such Acquisition Proposal did not arise from a material breach of Section 6.3(b) (other than any such breach caused by any member of the Purchaser Group); (C) the Board or any Independent Committee determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; (D) (x) prior to furnishing nonpublic information regarding the Acquired Companies, the Company receives from such Person or group of Persons an executed Acceptable Confidentiality Agreement and

(y) subsequent to entering into discussions with such Person or group of Persons, the Company gives Parent written notice setting forth the identity of such Person or group of Persons and the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person or group of Persons; and (E) concurrently with furnishing any such material nonpublic information to such Person or group of Persons, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished or made available by the Company to any Purchaser Party); provided that, notwithstanding the foregoing, following the receipt of an Acquisition Proposal that did not arise from a material breach of Section 6.3(b) (other than such breach caused by any member of the Purchaser Group), the Board or any Independent Committee may contact the Person or group of Persons who has made such Acquisition Proposal solely to clarify and understand the terms and conditions thereof.

(e) During the Pre-Closing Period, neither the Company nor the Board (in accordance with Section 9.14) nor any committee thereof shall (i) withhold, withdraw, amend, qualify or modify, in a manner adverse to the Purchaser Parties, the Company Recommendation, (ii) adopt, approve or recommend any Acquisition Proposal, (iii) fail to include the Company Recommendation in the Proxy Statement or fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement on Schedule 14D-9 as promptly as practicable after the commencement of such Acquisition Proposal (but in any event within 10 Business Days following such commencement), (iv) following receipt of an Acquisition Proposal, fail to reaffirm its approval or recommendation of this Agreement and the Merger within 10 Business Days after receipt of any reasonable request to do so from Parent or (v) resolve or agree to take any of the foregoing actions (any of the actions or events described in clauses (i) through (v), a “Change in Recommendation”). Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the later of the Company Stockholder Approval and the Majority of the Minority Approval, if (A) in response to an Intervening Event, the Board or any Independent Committee determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law or (B) in response to an Acquisition Proposal that did not arise from a material breach of Section 6.3(b) (other than any such breach caused by any member of the Purchaser Group) and that has not been previously withdrawn or terminated, the Board or any Independent Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, the Board or any Independent Committee may make a Change in Recommendation in respect of such Intervening Event or such Superior Proposal, as the case may be. The Board or any Independent Committee may make a Change in Recommendation only if (i) the Board or any Independent Committee has notified Parent in writing of its intent to take such action (any such notice, a “Change in Recommendation Notice”), which notice shall be provided at least four Business Days in advance of such action (and the Purchaser Parties shall keep the contents of such Change in Recommendation Notice confidential until such Change in Recommendation is made public by the Company) and, if delivered in connection with (A) a Superior Proposal, such Change of Recommendation Notice shall include the material terms and conditions of the

Superior Proposal and a copy of the available proposed transaction agreement to be entered into in respect of such Superior Proposal) or (B) an Intervening Event, such Change of Recommendation Notice contains a reasonably detailed description of the material details of such Intervening Event; provided, that it is agreed that the provision of such Change in Recommendation Notice to Parent, in each case, shall not constitute a Change in Recommendation; (ii) if requested by Parent, the Company shall, and shall cause its Representatives to, following receipt by Parent of the Change in Recommendation Notice and for such period of at least four Business Days in advance of making a Change of Recommendation (such time period, the “Notice Period”), negotiate with Parent and any Representative of Parent in good faith (to the extent Parent desires to negotiate) to permit Parent to propose amendments to the terms and conditions of this Agreement and the Merger (a “Parent Proposal”); (iii) following the Notice Period, and taking into account any Parent Proposal received during the Notice Period, the Board or any Independent Committee shall have considered in good faith such Parent Proposal, if any, and shall have determined, in respect of such Superior Proposal, that the Superior Proposal would continue to constitute a Superior Proposal or, in respect of such Intervening Event, the failure to make a Change in Recommendation with respect to such Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, if the revisions proposed in such Parent Proposal, if any, were to be given effect; and (iv) such Superior Proposal did not arise from a material breach of this Section 6.3(b) (other than any such breach caused by any member of the Purchaser Group). The Company acknowledges and agrees that, in connection with a Change in Recommendation Notice delivered in connection with an Acquisition Proposal that is determined to be a Superior Proposal, each successive material modification to the financial terms or other material terms or conditions (including the provision of financing) of such Acquisition Proposal shall be deemed to constitute a new Acquisition Proposal for purposes of this Section 6.3(e) and shall trigger a new obligation (taking into account any changes offered and agreed to in writing by Parent during the Notice Period), except that such Change in Recommendation Notice shall be provided at least two Business Days (instead of four Business Days otherwise contemplated by clause (ii) above) in advance of a Change in Recommendation.

(f) Nothing contained in this Agreement shall prohibit the Company or the Board or any committee thereof from, directly or indirectly through their respective Representatives, (i) making any disclosure to the Company’s stockholders if the Board or any committee thereof has determined in good faith that the failure to do so would be inconsistent with applicable Law (including fiduciary duties) or (ii) complying with Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to an Acquisition Proposal (or any similar communication to its stockholders in connection with the making or amendment of a tender offer or exchange offer); provided, that any such action taken or statement made that relates to an Acquisition Proposal shall not be deemed to be a Change in Recommendation if the Board or any Independent Committee reaffirms the Company Recommendation in such statement or in connection with such action. During the Pre-Closing Period, upon the written request by Parent (A) following any disclosure specified in clauses (i) or (ii) above or (B) in the event an Acquisition Proposal has been publicly announced, the Board or any Independent Committee shall expressly publicly reaffirm the Company Recommendation within 10 Business Days following such request, and failure to do so shall be deemed to be a Change in Recommendation.

Section 6.4. Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be reasonably acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the Merger without the prior agreement of the other Party, except (a) as may be required by Law or by any listing agreement with a national securities exchange, in which case the Party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other Party before making any such public announcements, (b) each party may make any public statement in response to questions from the press, analysts, investors, or communicate with employees, suppliers, customers, partners or vendors so long as such statements are consistent with previous press releases, public disclosures or public statements, (c) that the Company shall not be required to obtain the prior agreement of any Purchaser Party in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or a Change in Recommendation and (d) the Company may otherwise communicate in the ordinary course with its employees, joint venturers, customers, suppliers and vendors as it deems appropriate. Nothing herein shall preclude any party from initiating, prosecuting or defending against any litigation between the parties arising out of this Agreement or the Merger.

Section 6.5. Directors’ and Officers’ Insurance and Indemnification.

(a) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs (including attorneys’ fees and advancement costs), expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit, proceeding or investigation, whether civil, criminal, administrative or investigative in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving or having served as an officer, director or other fiduciary of the Company or any Subsidiary of the Company or of any other Person if such service was at the request of the Company or any Subsidiary of the Company, to the fullest extent permitted by applicable Law, the Organizational Documents of the Company, and the corresponding organizational documents of the Company’s Subsidiaries, as applicable, as in effect on the date of this Agreement, or any indemnification, employment or other similar Contracts by and between any Acquired Company and an Indemnified Party. The Parties agree that the foregoing rights to indemnification and advancement shall also apply with respect to any action to enforce this provision or any other indemnification or advancement right of any Indemnified Party and that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in the Organizational

Documents of the Company, or the corresponding organizational documents of the Company’s Subsidiaries, as in effect on the date of this Agreement, or in any indemnification, employment or other similar Contracts by and between any Acquired Company and an Indemnified Party, shall survive the Merger and shall continue in full force and effect in accordance with the terms thereof. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies the Surviving Corporation in writing on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person intends in good faith to seek indemnification pursuant to this Section 6.5(a), the provisions of this Section 6.5(a) shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(b) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, cause the organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to exculpation, indemnification and advancement of expenses that are at least as favorable as the exculpation, indemnification and advancement of expenses provisions set forth in the Organizational Documents of the Company or the corresponding organizational documents of any of the Company’s Subsidiaries as in effect immediately prior to the Effective Time, and the Surviving Corporation shall not, and Parent shall cause the Surviving Corporation and its Subsidiaries not to, amend repeal or otherwise modify such exculpation, indemnification and advancement of expenses provisions, or similar provisions in any in any indemnification, employment or other similar Contracts by and between any Acquired Company and an Indemnified Party in effect immediately prior to the Effective Time, except as required by applicable Law.

(c) The Company shall obtain, prior to or at the Effective Time, “tail” insurance policies from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier, with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms, conditions and exclusions that are not less advantageous to the Indemnified Parties than the Company’s current directors’ and officers’ liability insurance policies, in each case in respect of claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Company be required to expend an annual premium for such coverage in excess of three hundred percent (300%) of the last annual premium paid by the Company or any of its Subsidiaries for such insurance prior to the date of this Agreement (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Company will obtain the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. If such “tail” policy has been established by the Company, Parent shall not terminate such policy and shall cause all of the Company’s obligations thereunder to be honored by Parent and the Surviving Corporation and its Subsidiaries.

(d) The provisions of this Section 6.5 shall survive the consummation of the Merger and (i) may not be terminated, amended or otherwise modified in any manner that materially adversely affects any Indemnified Party without the prior written consent of such affected Indemnified Party, (ii) are intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and their heirs and representatives as if such person were a party to this Agreement and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Party may have under the organizational documents of the Company and its Subsidiaries, under employment agreements and indemnification agreements entered into with the Company or any of its Subsidiaries, or under applicable Law (whether at law or in equity). The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.5 shall be joint and several.

(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.5. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy or indemnification agreement that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 6.5 is not prior to, or in substitution for, any such claims under any such policies or agreements.

Section 6.6. SEC Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company will prepare and cause to be filed with the SEC, with the assistance of the Purchaser Parties, the Proxy Statement, and the Company and the Purchaser Parties will prepare and cause to be filed with the SEC the Schedule 13E-3. The Purchaser Parties and the Company will use their respective reasonable best efforts to cooperate with each other in connection with the preparation of the foregoing documents. Each of the Purchaser Parties will use its reasonable best efforts to promptly provide such information regarding Purchaser Parties and any other member of the Purchaser Group that the Company may reasonably request for inclusion in the Proxy Statement and Schedule 13E-3. Each of the Company and the Purchaser Parties shall use its reasonable best efforts so that the Proxy Statement and the Schedule 13E-3 comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company and the Purchaser Parties will use its reasonable best efforts to have the Proxy Statement and the Schedule 13E-3 cleared by the SEC as promptly as reasonably practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the date the Proxy Statement is cleared by the SEC. The Company will as promptly as reasonably practicable notify Parent of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. The Company will reasonably cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto), and the Purchaser Parties and the Company will cooperate and provide each other with a reasonable opportunity to review and comment in good faith on the draft Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and the Purchaser Parties and the Company will provide each other with copies of all such filings made and correspondence with the SEC with respect thereto. Notwithstanding the foregoing, the Company assumes no responsibility with respect to written information supplied by or on behalf of any Purchaser Party for inclusion or incorporation by reference in the Proxy Statement. If at any time prior to the Company Meeting, any information should be discovered by any Party which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party which discovers such information will promptly notify the other Party and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the appropriate Party with the SEC and, to the extent required by applicable Law, disseminated by the Company to the stockholders of the Company.

(b) The Company shall (i) use reasonable efforts to take all action required under the DGCL, its Organizational Documents and the rules of NASDAQ to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval and the Majority of the Minority Approval (the “Company Meeting”), and (ii) subject to a Change in Recommendation in accordance with Section 6.3, use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the Merger. Notwithstanding the foregoing, the Company shall not be required to convene and hold the Company Meeting at any time prior to the 20th Business Day following the mailing of the Proxy Statement to the Company’s Stockholders. The Company may not adjourn or postpone the Company Meeting without the prior written consent of Parent, except (A) after consultation with Parent, for not more than two (2) periods not to exceed ten (10) Business Days each if on the date on which the Company Meeting is then-scheduled, the Company has not received proxies representing a sufficient number of shares of Common Stock to obtain the Company Stockholder Approval or Majority of the Minority Approval, (B) after consultation with Parent, to the extent necessary under applicable Law to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Meeting, (C) in order to obtain a quorum of stockholders, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting, or (D) the Company is required to postpone or adjourn the Company Meeting by applicable Law or request from the SEC or its staff.

Section 6.7. Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall each use their reasonable best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties to this Agreement in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger; (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, permits or Orders required to be obtained by the Company, Parent or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the Merger; (iii) make all registrations, filings, notifications or submissions which are necessary or advisable, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities laws and (B) any other applicable Law; provided, that the Company, on the one hand, and Parent, on the other hand, will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel(s) for the non-filing Party and including the timing of the initial filings; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Merger; (v) keep the other Party promptly (and in any event within three days) informed in all material respects of any material communication received by such Party from, or given by such Party to, any Governmental Entity and of any material communication received or given in connection with any Legal Proceeding by a private party, in each case relating to the Merger, and if in writing, provide a copy of such material communication to the other Party; (vi) permit the other Party to review in advance any material communication (and consider the other Party’s reasonable comments thereto) delivered to any Governmental Entity relating to the Merger or in connection with any Legal Proceeding by a private party relating thereto; (vii) consult in advance with and give the other Party the opportunity to attend and participate in any meetings and conferences with any Governmental Entity relating to the Merger or in connection with any Legal Proceeding by a private party relating thereto (to the extent permitted by such Governmental Entity or private party); (viii) avoid the entry of, or have vacated or terminated, any decree, Order, or judgment that would restrain, prevent or delay the consummation of the Merger, including defending any lawsuits or other Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger; and (ix) execute and deliver any additional instruments necessary to consummate the Merger; provided, that in no event shall any of the Acquired Companies, prior to the Effective Time, be required to pay or agree to pay any fee, penalty or other consideration to any Third Party for any consent or approval required for the consummation of the Merger under any Contract (except to the extent of the amount of any fee or other consideration set forth in such Contract, and except for ordinary course fees or other consideration which are not material in amount).

(b) The Company and Parent shall use their respective reasonable best efforts to promptly file or cause to be filed, within ten Business Days from the date hereof, all required filings under the HSR Act or under any other Antitrust Law promulgated by any Governmental Entity set forth on Schedule 6.7(b) hereto (collectively, the “Antitrust Filings”). The Company and Parent shall consult and cooperate with each other in the preparation of such filings, and shall promptly inform the other parties of any material communication received by such party from any Antitrust Authority or other Governmental Entity regarding the transactions contemplated by this Agreement. No party shall agree to any voluntary extension of any statutory deadline or waiting period without the written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed). Each of Parent and the Company shall be responsible for its own filing fees required to be paid in connection with any Antitrust Filing.

(c) In addition to the foregoing, the obligations of the Company and Parent under this Section 6.7 to use reasonable best efforts also shall include responding timely to all aspects of any investigation conducted by any Antitrust Authority or other Governmental Entity including, for example, by producing documents and/or information and producing representatives for interviews and meetings to such Antitrust Authority or other Governmental Entity on a voluntary and compulsory basis. The Parties also agrees to cooperate fully with each other in any such investigation including, for example, providing information necessary for the other Party to prepare white papers or similar submissions to such Antitrust Authority or other Governmental Entity.

(d) Parent’s obligations under this Section 6.7 to use reasonable best efforts shall include, solely to the extent that any of the following actions are not material to the business, financial condition, results of operations of assets of the Acquired Companies, taken as a whole, (i) proposing, negotiating, committing to or effecting, by consent decree, hold separate order, or otherwise, the sale, transfer, license, divestiture or other disposition of, or any prohibition or limitation on the ownership (including conduct or behavioral remedies or covenants), operation, effective control or exercise of full rights of ownership of, any of the businesses, product lines or assets of Parent or any of its Affiliates or of the Company, and (ii) defending any judicial or administrative action or similar proceeding instituted (or threatened to be instituted) by any Governmental Entity or seeking to have any stay, restraining order, injunction or similar order entered by any Governmental Entity vacated, lifted, reversed, or overturned.

(e) No Party shall consent to any voluntary delay of the consummation of the Merger without the consent of the other parties to this Agreement. Notwithstanding anything in this Agreement to the contrary, unless required by Law or any Governmental Entity, materials provided pursuant to this Section 6.7 may be redacted (i) to remove references concerning the valuation of the business of the Acquired Companies, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address privilege or confidentiality concerns.

Section 6.8. Merger Sub and Surviving Corporation. Parent will take all actions necessary to (a) cause Merger Sub and the Surviving Corporation, to perform promptly their respective obligations under this Agreement, (b) cause Merger Sub to commence and consummate the Merger on the terms and conditions set forth in this Agreement and (c) ensure that, prior to the Effective Time, Merger Sub does not conduct any business, make any investments or incur or guarantee any indebtedness. Parent and Merger Sub shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

Section 6.9. Section 16 Matters. Prior to the Effective Time, the Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Common Stock or other securities under the Company Equity Plans pursuant to this Agreement in connection with the Merger shall be an exempt transaction for purposes of Section 16.

Section 6.10. Takeover Statutes. If the restrictions of any Takeover Statutes become or are deemed to be applicable to the Company, the Purchaser Parties, or the Merger, then each of the Company and the Purchaser Parties, and their respective board of directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated hereby, and otherwise act to render the restrictions of such Takeover Statute inapplicable to the foregoing.

Section 6.11. Stock Exchange Delisting. Prior to the Effective Time, the Company and Parent shall take such actions reasonably required to cause the shares of Common Stock to be de-listed from NASDAQ and deregistered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.12. Stockholder Litigation. Except as set forth in Section 3.4 with regard to appraisal rights, in the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or to the Company’s knowledge, is threatened, against the Company or any members of its Board (or a duly authorized committee thereof) on or after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation (including by providing copies of all pleadings with respect thereto) and shall keep Parent reasonably informed with respect to the status thereof. The Company shall (a) give Parent the opportunity to participate, at Parent’s expense, in the defense or settlement of any Transaction Litigation and (b) consult with Parent with respect to the defense and settlement of any Transaction Litigation. The Company shall not settle or agree to settle any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding anything to the contrary in this Section 6.12, any litigation or claim relating to Dissenting Shares shall be governed by Section 3.4.

Section 6.13. Certain Contracts. Without the prior written consent of any Independent Committee, none of the Purchaser Parties shall, and each of the Purchaser Parties shall use reasonable best efforts to cause the other members of the Purchaser Group not to, (a) have any communications or discussions, or enter into any side letters or other oral or written agreements or understandings, with any of the Company’s or its Subsidiaries’ directors, officers, employees or stockholders (i) that relate to the Merger, (ii) regarding any directorship, employment arrangement, consulting arrangement or similar association with the Surviving Corporation or any of its Subsidiaries, Affiliates or parent companies from and after the Effective Time, (iii) regarding any retention, severance or other compensation, incentives or benefits that may be or become payable to such individuals in connection with the Merger or following the consummation thereof (iv) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, (v) pursuant to which any such individual would agree to provide, directly or indirectly, an equity investment, debt financing or similar transaction to Parent, Merger Sub, the Surviving Corporation or any of their respective Subsidiaries, Affiliates or parent companies, or (vi) pursuant to which any stockholder of the Company will agree to vote to approve this Agreement or the Merger or against any Superior Proposal or (b) enter into or modify any Contract which would prevent or materially impair the ability of any management member, director or stockholder of the Company or any of their respective Affiliates, with respect to any Acquisition Proposal the Company may receive, from taking any of the actions described in Section 6.3 to the extent such actions are permitted to be taken by the Company thereunder.

Section 6.14. Special Committee. Prior to the Effective Time, without the consent of the Special Committee, (a) the Board shall not eliminate the Special Committee, or revoke or diminish the authority of the Special Committee, (b) none of the Purchaser Parties shall, and each of the Purchaser Parties shall cause each member of the Purchaser Group not to, remove or cause the removal of any director of the Board that is a member of the Special Committee either as a member of the Board or such Special Committee and (c) each of the Purchaser Parties shall, and shall cause each member of the Purchaser Group to, vote, or cause to be voted, all shares of Common Stock Beneficially Owned by any member of the Purchaser Group, or over which any member of the Purchaser Group has voting control, from time to time and at all times, in whatever manner necessary to ensure that at any annual or special meeting of the stockholders of the Company at which an election of directors is held or pursuant to any written consent of the stockholders of the Company, each director of the Board that is a member of the Special Committee shall be elected to the Board.

Section 6.15. Financing.

(a) During the period commencing on the date of this Agreement and terminating on the earlier to occur of the Closing and the termination of this Agreement pursuant to Article VIII, Parent shall not without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) permit any amendment, supplement, replacement or other modification to be made to, or any consent or waiver of any provision or remedy pursuant to, the Commitment Letter if such amendment, supplement, replacement, modification, condition or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Financing from that contemplated in the Commitment Letter; (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Financing as set forth in the Commitment Letter or any other terms to the Financing as set forth in the Commitment Letter in a manner that would reasonably be expected to (A) materially delay, impede or prevent the consummation of the transactions contemplated by this Agreement; (B) make the timely funding of the Financing, or the satisfaction of the conditions to obtaining the Financing, less likely to occur in any respect; or (C) adversely impact the ability of Parent or the Company to enforce its rights against the Financing Sources under the Commitment Letter or the definitive agreements with respect thereto; provided however, for the avoidance of doubt, Parent may (x) amend, supplement and/or modify the Commitment Letter solely to add lenders, syndication agents or similar entities as parties thereto who had not executed the Commitment Letter as of the date hereof and (y) correct non-substantive typographical errors, in each case, so long as the commitments of the Financing Sources are not reduced. Parent shall furnish to the Company a copy of any amendment, restatement, replacement, supplement, modification, waiver or consent of or relating to the Commitment Letter promptly upon execution thereof. Parent shall not release or consent to the termination of the Commitment Letter or the termination or reduction of any commitments provided thereunder.

(b) During the period commencing on the date hereof and terminating on the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Article VIII, Parent will use its reasonable best efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the Financing on the terms and conditions described in the Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the Commitment Letter in accordance with its terms and subject to the conditions thereof (subject to Parent’s right to replace, restate, supplement, modify, assign, substitute or amend the Commitment Letter in accordance with this Section 6.15), (ii) satisfy on a timely basis (or obtain the waiver thereof) all conditions to funding that are to be satisfied by Parent in the Commitment Letter; (iii) in the event that all conditions in the Commitment Letter (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied (other than those conditions that would be expected to be satisfied substantially concurrently with the Closing) consummate or cause to be consummated the Financing at or prior to the Closing; (iv) comply with its obligations pursuant to the Commitment Letter; and (v) enforce its rights pursuant to the Commitment Letter, including seeking specific performance against the Financing Sources.

(c) Parent shall (i) keep the Company fully informed on a reasonably current basis of the status of its efforts to arrange the Financing, and (ii) promptly provide the Company with copies of all executed definitive agreements related to the Financing. Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice (but in any event not later than two Business Days after the occurrence or discovery thereof) (i) of any breach (or threatened breach), default (or any event or circumstance that, with notice or lapse or time or both, could reasonably be expected to give rise to any breach or default), termination or repudiation by any party to the Commitment Letter or definitive agreements related to the Financing of which Parent becomes aware, (ii) of the receipt by Parent of any notice or other communication from any Person with respect to any (A) actual or potential breach, default (or any event or circumstance that, with notice or lapse or time or both, could reasonably be expected to give rise to any breach or default), termination or repudiation by any party to the Commitment Letter, of any provisions thereof or of any definitive agreements related to the Financing or (B) material dispute or disagreement between or among Parent on the one hand, and any of the Financing Sources on the other hand, that could reasonably be expected to result in an actual or threatened breach, default, termination or repudiation by any party to the Commitment Letter, or any provision thereof, or (iii) of the occurrence of any event or development that is reasonably likely to prevent, materially delay or materially impede the timely funding of all or any portion of the Financing or the satisfaction of the conditions to obtaining the Financing materially less likely to occur. Upon the reasonable request of the Company, Parent shall provide the Company information in reasonable detail about the status of its efforts to arrange the Financing.

(d) Parent expressly acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, its obligations hereunder, including its obligation to consummate the Closing, are not subject to, or conditioned on, receipt of the Financing or any other financing.

Section 6.16. Cooperation.. Prior to the Closing Date, the Company agrees to use reasonable best efforts to provide, and shall cause its Subsidiaries and its and their respective officers, directors and employees to use, reasonable best efforts to provide and shall use its reasonable best efforts to direct its and their respective Representatives to provide, in each case at Parent’s and Merger Sub’s sole cost and expense, the following cooperation in connection with the arrangement of the Financing contemplated by the Commitment Letter:

(a) assisting Parent in connection with the preparation and registration of (but not executing, unless effective only at or following the Effective Time) any definitive financing documents as may be reasonably requested by Parent or the Financing Sources;

(b) delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness required by the Commitment Letter to be paid, discharged or terminated at Closing;

(c) taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to (1) permit the consummation of the Financing (including, to the fullest extent permitted by applicable Law, distributing the proceeds of the Financing, if any, obtained by any Subsidiary of the Company to the Surviving Corporation), and (2) cause the direct borrowing or incurrence of all of the proceeds of the Financing by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time; and

(d) furnishing Parent and the Financing Sources with all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, provided that the request for such information has been made at least ten Business Days prior to Closing.

Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Agreement will require the Company or any of its Subsidiaries to (A) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent, (B) enter into any definitive agreement that is effective prior to the Closing, (C) give any indemnities in connection with the Financing that are effective prior to the Effective Time, (D) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business or the Company and its Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries, (E) provide any information the disclosure of which is prohibited or restricted under applicable Law or is legally privileged, or (F) take any action that will conflict with or violate its organizational documents or any applicable Laws or would result in a violation or breach of, or default under, any agreement to which the Company or any of its Subsidiaries is a party. In addition, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to the Financing) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Nothing in this Section 6.16 will require (A) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action pursuant to Section 6.16 or any other provision of this Agreement that could reasonably be expected to result in personal liability to such officer or Representative, or (B) the members of the Company Board as of immediately prior to the Effective Time to approve any financing or Contracts related thereto.

If the Closing fails to occur for any reason, upon request by the Company, Parent shall promptly (and in any event within thirty (30) calendar days of invoice) reimburse the Company and its Subsidiaries for all out-of-pocket costs and expenses (including legal fees and expenses) incurred by the Company and/or any of its Subsidiaries in connection with providing the support and cooperation contemplated by this Section 6.16. Parent shall indemnify and hold harmless the Company and its Subsidiaries, and each of their respective directors, officers, employees, agents and other representatives, from and against any and all losses, damages, claims, interest, costs or expenses (including legal fees and expenses), awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with providing the support and cooperation contemplated by this Section 6.16 and any information utilized in connection therewith (other than information provided by the Company or any of the Company’s Subsidiaries).

Section 6.17. Employees; Compensation and Benefits. During the period commencing on the Closing Date and ending on the date which is not less than twelve (12) months after the Closing Date (or earlier, if a Company Employee’s (as defined below)employment with the Company or its Subsidiaries terminates), Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide to each employee of the Acquired Companies as of the day immediately prior to the Closing (the “Company Employees”): (i) base salary or wages, as applicable, and target bonus opportunities (excluding equity-based compensation), which are no less favorable in the aggregate than provided by the Company or the applicable Subsidiary of the Company immediately prior to the Closing; and (ii) retirement and welfare benefits that are substantially comparable in the aggregate to those provided by the Company or the applicable Subsidiary of the Company immediately prior to the Closing. After the Closing Date, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to (I) honor all rights to paid time off, including vacation, personal and sick days, accrued but unused by Company Employees prior to the Closing under any Benefit Plan, subject to the terms and conditions thereof (collectively, “Paid Time Off”); and (II) provide Company Employees with a reasonable opportunity to use Paid Time Off under the Surviving Corporation’s Paid Time Off plans. Parent shall honor, or shall cause the Surviving Corporation to honor, in accordance with their terms, all employment agreements between the Company and its Subsidiaries on the one hand and any officer, director or employee, of the Company or such Subsidiary on the other hand, as such agreements are in effect on the day prior to the Closing Date. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.17 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Company Employee for any reason; (ii) subject to the limitations and requirements specifically set forth in this Section 6.17, require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Benefits Plan or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; or (iv) establish, amend or modify any Benefit Plan.

Section 6.18. Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL.

Section 6.19. Conduct of the Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

Section 6.20. Parent Bank Account. Prior to the date of this Agreement, Parent deposited, or caused to be deposited, an amount of cash equal to not less than the $6,000,000 (the “Minimum Parent Bank Account Amount”) into the Parent Bank Account. During the period commencing on the date hereof and terminating on the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Article VIII, Parent shall maintain a cash balance in the Parent Bank Account of an amount not less than the Minimum Parent Bank Account Amount, and Parent shall not, and Parent shall cause its Representatives not to, transfer, distribute, or otherwise dispose of any cash to the extent that such transfer, distribution or dispositions would result in the Parent Bank Account having a cash balance less than the Minimum Parent Bank Account Amount.

Section 6.21. Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1. Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and the Purchaser Parties, on the other hand, to consummate the Merger are subject to the satisfaction (or mutual waiver by the Company and the Purchaser Parties, if permissible under applicable Law; provided, that the condition in Section 7.1(a) cannot be waived by any Person, including the Company or the Purchaser Parties in any circumstance) of the following conditions:

(a) the Majority of the Minority Approval shall have been obtained;

(b) the Company Stockholder Approval shall have been obtained;

(c) any waiting periods in connection with the Antitrust Filings and all other consents, waivers and approvals from Governmental Entities set forth on Schedule 7.1(c) shall have expired, been terminated, been made or been obtained; and

(d) no Governmental Entity of any competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order or Law or taken any other action which is then in effect (whether temporary, preliminary or permanent) and has the effect of enjoining, restraining or otherwise prohibiting the consummation of the Merger.

Section 7.2. Conditions to the Purchaser Parties’ Obligations to Effect the Merger. The obligations of the Purchaser Parties to effect the Merger are subject to the satisfaction (or waiver by the Purchaser Parties) of the following conditions:

(a) (a) (i) The representations and warranties of the Company contained in Section 4.1 (Organization), Section 4.2 (Capitalization), Section 4.4 (Authorization; Validity of Agreement; Company Action), Section 4.21 (Opinion of Financial Advisor) and Section 4.9(b) (Absence of Certain Changes) of this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except, with respect to Section 4.2, for any de minimis inaccuracies) (other than to the extent any such representation and warranty addresses matters only as of a particular date or only with respect to a specific period of time which representation and warranty needs only be true and correct as of such date or with respect to such period); and (ii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date hereof and shall be true and correct (without giving effect to any limitation as to “materiality” or Company Material Adverse Effect) as of the Closing Date as though made on the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and correct as of such date or with respect to such period), except, in the case of this clause (iii), where the failure of such representations and warranties of the Company to be so true and correct (without giving effect to any limitation as to “materiality” or Company Material Adverse Effect set forth therein), does not have, and would not reasonably be expected to have, individually, or in the aggregate, a Company Material Adverse Effect;

(b) The Company shall have performed all obligations and complied with all covenants, in each case in all material respects, required by this Agreement to be performed or complied with by it at or prior to the Closing; and

(c) The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by a duly authorized officer of the Company, certifying to the satisfaction of the conditions specified in Section 7.2(a) and Section 7.2(b).

Section 7.3. Conditions to Company’s Obligations to Effect the Merger. The obligations of Company to effect the Merger are subject to the satisfaction (or waiver by Company) of the following conditions:

(a) The representations and warranties of each of the Purchaser Parties contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties of such Purchaser Party to be so true and correct (without giving effect to any limitation as to “materiality” or Parent Material Adverse Effect set forth therein), does not have, and would not reasonably be expected to have, individually, or in the aggregate, a Parent Material Adverse Effect.

(b) Each of the Purchaser Parties shall have performed all obligations and complied with all covenants, in each case in all material respects, required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c) Parent shall have delivered to the Company certificates, dated as of the Closing Date, signed by a director or duly authorized officer of Parent, certifying as to the satisfaction of the conditions specified in Section 7.3(a) and Section 7.3(b).

Section 7.4. Frustration of Conditions. None of the Company or any Purchaser Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger, as required by and subject to Section 6.7, or by such Party’s breach in any material respect of any provision of this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1. Termination. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding the adoption of this Agreement by the stockholders of the Company or Merger Sub), only as follows (it being understood and agreed that this Agreement may not be terminated for any reason or on any other basis):

(a) by the mutual written agreement of the Company (in accordance with Section 9.14) and Parent.

(b) by either the Company (in accordance with Section 9.14) or Parent:

(i) if any Governmental Entity having competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect, or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order or other action shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a Party (A) whose breach of, or failure to fulfill, any of its obligations under this Agreement has been a primary cause of, or resulted in, the enactment, issuance, promulgation, enforcement or entry of any such Order or other action or (B) who has failed to use its reasonable best efforts to avoid the entry of, oppose, or have vacated or terminated, any such Order in accordance with its obligations under Section 6.7;

(ii) if the Company Stockholder Approval, including the Majority of the Minority Approval, shall not have been obtained at the Company Meeting (after taking into account any adjournment or postponement thereof); provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) if the failure to obtain the Company Stockholder Approval is due to the failure of one or more stockholder parties to the Support Agreement to vote the shares of Common Stock Beneficially Owned by it in accordance with the Support Agreement; or

(iii) if the Merger shall not have occurred by 11:59 p.m. (California time), on May 2, 2021 (the “Initial Termination Date”); provided, however, that if on such date, the conditions set forth in Section 7.1(c) or Section 7.1(d) have not been satisfied, and each of other conditions set forth in Section 7.1, Section 7.2, and Section 7.3 are satisfied or waived (other than Section 7.1(a), which cannot be waived by any Person, including the Company or the Purchaser Parties in any circumstance), or are capable of being satisfied if the Closing Date were to occur on such date (such requirements, the “Automatic Extension Conditions”), then the Initial Termination Date shall be automatically extended, with no action on the part of any Party, to 11:59 p.m. (California time) on July 31, 2021 (the “Second Termination Date”), provided, further, that if on the Second Termination Date, the Automatic Extension Conditions are met, then the Second Termination Date shall be automatically extended with no action on the part of any Party to 11:59 p.m. (California time) on October 29, 2021 (the “Third Termination Date”); provided further that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to any Party whose breach of, or failure to fulfill, any of its obligations under this Agreement in any manner has been a primary cause of the failure to consummate the Merger by the Termination Date (it being understood that the Purchaser Parties and the other members of the Purchaser Group shall be deemed a single Party for purposes of the foregoing proviso). For purposes of this Agreement, “Termination Date” means the Initial Termination Date, or, if extended pursuant to this Section 8.1(b)(iii), the Second Termination Date, or, if extended pursuant to this Section 8.1(b)(iii), the Third Termination Date.

(c) by the Company (in accordance with Section 9.14):

(i) if a breach or failure of any representation, warranty or covenant of any Purchaser Party set forth in this Agreement, shall have occurred, which breach or failure has given rise to the failure of a condition set forth in Section 7.1 or Section 7.3 and shall not have been cured within 30 days of the receipt by the Purchaser Parties of written notice from the Company of such breach or failure stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i) (or any shorter period of the time that remains between the date the Company provides written notice of such breach or failure and the Termination Date); provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if it is then in material breach of this Agreement;

(ii) at any time prior to the receipt of the Company Stockholder Approval and the Majority of the Minority Approval, if the Board authorized the Company to enter into a definitive agreement with respect to a Superior Proposal, to the extent permitted by and in accordance with the terms of Section 6.3; provided, however, that the Company shall concurrently with, and as a condition of, such termination, pay the Company Termination Fee to Parent pursuant to Section 8.2(b)(i);

(iii) if (a) all of the conditions set forth in Section 7.1 have been satisfied or waived (other than those conditions that by their nature are only capable of being satisfied at the Closing), (b) all of the conditions set forth in Section 7.2 have been satisfied or waived (other than those conditions that by their nature are only capable of being satisfied at the Closing), (c) the Company has irrevocably confirmed by written notice to Parent that (1) all conditions set forth in Section 7.3 have been satisfied or waived (other than those conditions that by their nature are only capable of being satisfied at the Closing) and (2) the Company stands ready, willing and able to consummate the Merger and the transactions contemplated hereby, and (d) Parent fails to consummate the Closing within two (2) Business Days of such notice; or

(iv) if there has been a material breach of Section 6.20.

(d) by Parent, if:

(i) a breach or failure of any representation, warranty or covenant of the Company set forth in this Agreement shall have occurred, which breach or failure has given rise to the failure of a condition set forth in Section 7.1 or Section 7.2 and shall not have been cured within 30 days of the receipt by the Company of written notice from Parent of such breach or failure stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(d)(i) (or any shorter period of the time that remains between the date Parent provides written notice of such breach or failure and the Termination Date); provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is in material breach of this Agreement; or

(ii) prior to obtaining the Company Stockholder Approval and the Majority of the Minority Approval, the Board or an Independent Committee (in accordance with Section 9.14) shall have effected a Change in Recommendation.

Section 8.2. Effect of Termination.

(a) The Party terminating this Agreement pursuant to Section 8.1(b), Section 8.1(c) or Section 8.1(d), as the case may be, shall give written notice of such termination to the other Party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party hereto; provided, however, that (i) the terms of the Confidentiality Agreement with respect to this Agreement and the Merger, Section 6.4, Article VIII and Article IX shall survive any termination of this Agreement in accordance with their respective terms and (ii) nothing herein shall relieve any Party hereto of any liability for damages resulting from its actual or intentional fraud of this Agreement prior to such termination (which damages the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs). The Parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance under Section 9.9.

(b) If this Agreement is validly terminated (i) by the Company pursuant to Section 8.1(c)(ii), then the Company shall pay to Parent concurrently with, and as a condition of, such termination, the Company Termination Fee, or (ii) by Parent pursuant to Section 8.1(d)(ii), then the Company shall pay to Parent the Company Termination Fee within two (2) Business Days of receipt of the written notice of termination, in each case by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, which shall be promptly provided by Parent.

(c) If this Agreement is validly terminated by:

(i) the Company pursuant to Section 8.1(c)(iii) or Section 8.1(c)(iv).

(ii) the Company or Parent pursuant to Section 8.1(b)(iii), and at the time of termination, all conditions to Parent’s obligations to consummate the Merger set forth in Article VII, other than the conditions set forth in Section 7.1(c) or Section 7.1(d), have been satisfied or waived (other than those conditions that by their nature are only capable of being satisfied at the Closing); or

(iii) the Company or Parent pursuant Section 8.1(b)(i), and at the time of termination, all conditions to Parent’s obligations to consummate the Merger set forth in Article VII, other than the conditions set forth in Section 7.1(c) or Section 7.1(d), have been satisfied or waived (other than those conditions that by their nature are only capable of being satisfied at the Closing);

then Parent shall pay to the Company the Parent Termination Fee, within two (2) Business Days of receipt or delivery by Parent (as applicable) of the written notice of termination, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, which shall promptly be provided by the Company.

(d) If (A) this Agreement is terminated pursuant to Section 8.1(b)(ii) or Section 8.1(b)(iii); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement an Acquisition Proposal has been made directly to the Company’s stockholders or publicly announced and not publicly withdrawn or otherwise abandoned; and (C) within twelve months following such termination of this Agreement, either a transaction contemplated by such Acquisition Proposal is consummated or the Company enters into a definitive agreement providing for the consummation of a transaction contemplated by such Acquisition Proposal and such transaction is subsequently consummated, then the Company shall promptly (and in any event within three Business Days after such consummation) pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, which shall be promptly provided by Parent. For purposes of this Section 8.2(c), all references to “15%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%.”

(e) In no event shall the Company be required to pay the Company Termination Fee, or Parent be required to pay the Parent Termination Fee, as the case may be, on more than one occasion.

(f) Upon payment of the Company Termination Fee, the Company shall have no further liability to the Purchaser Parties with respect to the Merger, this Agreement or the transactions contemplated hereby. Upon payment of the Parent Termination Fee, the Purchaser Parties shall have no further liability to the Company with respect to the Merger, this Agreement or the transactions contemplated hereby.

(g) Notwithstanding anything to the contrary in this Agreement, if the Company is required to pay the Company Termination Fee to Parent pursuant to this Agreement, the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Purchaser Parties and the other members of the Purchaser Group, without prejudice to the remedy of specific performance set forth in Section 9.9, against the Company or any other Acquired Company and any of its or their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, members, managers, general or limited partners, assignees, or any Representatives of the foregoing (each a “Company Related Party” and collectively, the “Company Related Parties”) for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Company Termination Fee, in each case, only to the extent provided by this Section 8.2; and upon payment of such amount, none of the Purchaser Parties or any other member of the Purchaser Group shall have any rights or claims against any Company Related Party (or any of such party’s Affiliates or Representatives) under this Agreement or otherwise in connection with this Agreement or the transactions contemplated hereby, whether at law or equity, in contract, in tort or otherwise, and no Company Related Party (or any of such party’s Affiliates or Representatives) shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby(it being understood that this Section 8.2(g) shall not relieve or release any Company Related Party from any liabilities or damages arising out of actual or intentional fraud with respect to the representations and warranties contained in Article IV, or from its obligations pursuant to Section 8.2(a).

(h) Notwithstanding anything to the contrary in this Agreement, if the Purchaser Parties are required to pay the Parent Termination Fee to the Company pursuant to this Agreement, the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company against Parent or Merger Sub (or any obligor under the Commitment Letter) or any of their respective former, current or future general or limited partners, shareholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, agents or any their respective assignees or successors or any former, current or future general or limited partner, shareholder, controlling Person, manager, member, director, officer, employee or any Representatives of the foregoing (each a “Parent Related Party” and collectively, the “Parent Related Parties”) for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Parent Termination Fee, in each case, only to the extent provided by this Section 8.2; and upon payment of such amount, the Company shall have no rights or claims against any Parent Related Party (or any of such party’s Affiliates or Representatives) under this Agreement or otherwise in connection with this Agreement or the transactions contemplated hereby, whether at law or equity, in contract, in tort or otherwise, and no Parent Related Party (or any of such Party’s Affiliates or Representatives) shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (it being understood that this Section 8.2(h) shall not relieve or release any Purchaser Party from any liabilities or damages arising out of actual or intentional fraud with respect to the representations and warranties contained in Article V, or from its obligations pursuant to Section 8.2(a)).

(i) The Company and each of the Purchaser Parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement; that the damages resulting from termination of this Agreement under circumstances where the Company Termination Fee or Parent Termination Fee are payable under this Section 8.2 are uncertain and incapable of calculation and, therefore, the amounts payable pursuant to this Section 8.2 are not a penalty, but are liquidated damages, in a reasonable amount that will compensate the Company, Parent, their respective Affiliates and their respective Representatives for the efforts and resources expended and opportunities foregone while negotiating this Agreement and other documents contemplated hereby and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement; and that, without these agreements, the Parties would not enter into this Agreement. In the event that the Company shall fail to pay the Company Termination Fee or the Purchaser Parties shall fail to pay the Parent Termination Fee, when due, and, in order to obtain such payment, a Purchaser Party or the Company, as applicable, commences a suit which results in a judgment against the Company or a Purchaser Party, as applicable, for any amount set forth in this Section 8.2, the non-prevailing party shall pay to the prevailing party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate prevailing during such period as published in the Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented, whether before or after any vote of the stockholders of the Company contemplated hereby and whether before or after the effectiveness of the Merger Sub Stockholder Consent at any time prior to the Effective Time, with respect to any of the terms contained herein by written agreement of the Parties, by action taken by their respective boards of directors (or individuals holding similar positions) with the Company acting solely through any Independent Committee; provided, however, that following receipt of the Company Stockholder Approval and the Majority of the Minority Approval, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Common Stock shall be converted upon consummation of the Merger or that by Law otherwise would require further approval or authorization by the stockholders of the Company without such further approval or authorization.

Section 9.2. Nonsurvival. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 9.3. Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing (in the English language) and shall be deemed to have been duly given on the date of delivery (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided that each notice Party shall use reasonable best efforts to confirm receipt of any such email correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.3):

(a) if to any of the Purchaser Parties, to:

V99, Inc.

c/o Telenav, Inc.

4655 Great America Parkway, Suite 300

Santa Clara, CA 95054

Attention: H.P. Jin

Email: hpjin@telenav.com

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP

555 California Street, Suite 3300

San Francisco, California 94104

Attention: Lior Nuchi

Email: lior.nuchi@nortonrosefulbright.com

(b) if to the Company or the Special Committee, to:

Telenav, Inc.

4655 Great America Parkway, Suite 300

Santa Clara, CA 95054

Attention: General Counsel

Email: generalcounsel@telenav.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Plaza

San Francisco, California 94105

Attention: Robert Ishii and Rich Mullen

Email: rishii@wsgr.com and rich.mullen@wsgr.com

and

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Attention: Julia Reigel

Email: jreigel@wsgr.com

Section 9.4. Interpretation.

(a) Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to in this Agreement, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is expressly waived.

(b) Disclosure of any fact, circumstance or information in any section of the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed to be adequate response and disclosure of such fact, circumstance or information with respect to any representation, warranty or covenant in any section of Article IV, Article V or Article VI, calling for disclosure of such fact, circumstance or information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations, warranties or covenants if the applicability of such disclosure to such representation, warranty or covenant is reasonably apparent. The inclusion of any item in the Company Disclosure Letter or the Parent Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or the Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described in this Agreement or included in any Schedule) is or is not material for purposes of this Agreement.

(d) In this Agreement, except as the context may otherwise require, references to (i) any agreement (including this Agreement), Contract, statute or regulation are to the agreement, Contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or Contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iv) “days” mean calendar days.

Section 9.5. Counterparts. This Agreement may be executed in counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. No Party may raise the use of an electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, expect to the extent such defense relates to lack of authenticity.

Section 9.6. Entire Agreement. This Agreement, including the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement and the exhibits hereto, together with the other instruments referred to herein, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. The representations and warranties set forth in Article IV and Article V and the covenants set forth in Section 6.1 have been made solely for the benefit of the Parties and (x) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the Parties if those statements prove to be inaccurate; (y) have been qualified by reference to the Company Disclosure Letter and the Parent Disclosure Letter, which contains certain disclosures that are not reflected in the text of this Agreement; and (z) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (i) not be superseded, (ii) survive any termination of this Agreement, and (iii) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

Section 9.7. Severability. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part of this Agreement to be null, void or unenforceable, or order any Party to take any action inconsistent herewith or not to take an action consistent with the terms of, or required by, this Agreement, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth in this Agreement shall not in any way be affected or impaired, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate. Upon such determination that any term or other provision is null, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the greatest extent possible.

Section 9.8. Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (“RELEVANT MATTERS”), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF OR IN CONNECTION WITH ANY RELEVANT MATTER, AND WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR OR IN CONNECTION WITH ANY RELEVANT MATTER THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES CONSENT TO AND GRANT ANY SUCH COURT

JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY RELATE TO OR BE IN CONNECTION WITH ANY RELEVANT MATTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY RELEVANT MATTER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.8.

Section 9.9. Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties (including a Party’s failure to take such actions as are required of it hereunder in order to consummate the transactions contemplated by this Agreement). Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, in each case in accordance with this Section 9.9, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each Party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.9. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the Termination Date, any Party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions of this Agreement by any other Party, the Termination Date shall automatically be extended by such other time period established by the court presiding over such action or until such action is otherwise resolved. In addition, notwithstanding anything in this Agreement to the contrary: (x) no Person other than the Company shall be entitled to seek specific performance of this Agreement against the Purchaser Parties; and (y) no Person other than the Company shall be entitled to seek payment of the Parent Termination Fee.

Section 9.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns. Any purported assignment in violation of this Section 9.10 shall be void. No assignment by any Party shall relieve such Party of any of its obligations hereunder.

Section 9.11. Expenses. Subject to Section 8.2, all costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the Merger shall be paid by the Party incurring such costs and expenses, whether or not the Merger is consummated.

Section 9.12. Headings. Headings of the Articles and Sections of this Agreement and the table of contents, Schedules and Exhibits are for convenience of the Parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.13. Extension; Waivers. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.14. Independent Committee Approval. Notwithstanding anything to the contrary herein and subject to the requirements of applicable Law, any amendment, consent, waiver or other determination to be made, or action to be taken, by the Company or the Board under or with respect to this Agreement shall be made or taken at the direction and upon the approval of, and only at the direction and upon the approval of an Independent Committee. An Independent Committee, and only an Independent Committee, may pursue any action or litigation with respect to breaches of this Agreement on behalf of the Company.

Section 9.15. Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that the Company and certain members of the Purchaser Group, including Parent, have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms. Each member of the Purchaser Group will, and Parent shall cause each member of the Purchaser Group and their respective Representatives and Affiliates to, hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives and Affiliates in connection with the Merger in accordance with the Confidentiality Agreement.

Section 9.16. No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and no Affiliate or any of past, present or future, direct or indirect, equityholders, controlling persons, directors, officers, employees, incorporators, members, managers, partners, stockholders, or Representatives of any Party hereto or any of its Affiliates shall have any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 9.17. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that (i) Section 8.2(g) is intended to benefit the Company Related Parties and each other Representative of the Company or the other Acquired Companies, each of whom is an express third party beneficiary of, and has the right to enforce, such provision and (ii) Section 8.2(h) is intended to benefit the Parent Related Parties and each other Representative of the Parent Related Parties, each of whom is an express third party beneficiary of, and has the right to enforce, such provision; and provided, further, that Section 6.5 is intended to benefit the Indemnified Parties, each of whom is an express third party beneficiary of, and has the right to enforce, such provisions.

Section 9.18. No Attribution. Notwithstanding anything herein to the contrary, no action or failure to act of any member of the Purchaser Group (in their capacity as such), shall be attributed to the Company and any other Acquired Company when determining whether the Company or any Acquired Company or any of their Representatives have breached, or otherwise failed to comply with, any of the representations, warranties, covenants, agreements or other terms of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and each of the Purchaser Parties has caused this Agreement to be signed by their respective officers or directors thereunto duly authorized as of the date first written above.

TELENAV, INC.

By:	/s/ Douglas Miller
Name:	Douglas Miller
Title:	Lead Independent Director

V99, INC.

By:	/s/ H.P. Jin
Name:	H.P. Jin
Title:	Chief Executive Officer

TELENAV99, INC.

By:	/s/ H.P. Jin
Name:	H.P. Jin
Title:	Chief Executive Officer, President and Treasurer

[Signature Page to Agreement and Plan of Merger]